UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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☐	Filed by a Party other than the Registrant

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

BOSTON PROPERTIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 31, 2004

Dear Stockholder:

You are cordially invited to attend the 2004 annual meeting of stockholders of Boston Properties, Inc. The annual meeting will be held on Wednesday, May 5, 2004 at 11:00 a.m., local time, at 599 Lexington Avenue, Conference Room 2E, New York, New York.

The attached proxy statement, with formal notice of the meeting on the first page, describes the matters expected to be acted upon at the meeting. We urge you to review these materials carefully and to use this opportunity to take part in the affairs of Boston Properties by voting on the matters described in this proxy statement. We hope that you will be able to attend the meeting. Following the formal portion of the meeting we will review our operations, report on our 2003 financial results and discuss our plans for the future. Our directors and management team will be available to answer appropriate questions.

Your vote is important. Whether or not you plan to attend the meeting, please complete the enclosed proxy card and return it as promptly as possible or vote by calling the toll-free telephone number or via the Internet. The enclosed proxy card contains instructions regarding all three methods of voting. If you attend the meeting, you may continue to have your shares voted as instructed in the proxy or you may withdraw your proxy at the meeting and vote your shares in person.

We look forward to seeing you at the meeting.

Sincerely,

Mortimer B. Zuckerman

Chairman of the Board

Edward H. Linde

President and Chief Executive Officer

BOSTON PROPERTIES, INC.

111 Huntington Avenue

Suite 300

Boston, MA 02199-7610

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 5, 2004

The 2004 annual meeting of stockholders of Boston Properties, Inc. will be held on Wednesday, May 5, 2004 at 11:00 a.m., local time, at 599 Lexington Avenue, Conference Room 2E, New York, New York, for the following purposes:

1.	To elect four Class I directors, each to serve for a three-year term and until their respective successors are duly elected and qualified.

2.	To consider and act upon a stockholder proposal concerning the annual election of directors, if properly presented at the meeting.

3.	To consider and act upon any other matters that may properly be brought before the annual meeting and at any adjournments or postponements thereof.

You may vote if you were a stockholder of record as of the close of business on March 17, 2004. If you do not plan to attend the meeting and vote your shares of common stock in person, please vote in one of the following ways:

•	Use the toll-free telephone number shown on your proxy card (this call is free if made in the United States or Canada);

•	Go to the Website address shown on your proxy card and vote via the Internet; or

•	Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope.

Any proxy may be revoked at any time prior to its exercise at the annual meeting.

By Order of the Board of Directors

FRANK D. BURT, ESQ.

Secretary

March 31, 2004

i

March 31, 2004

BOSTON PROPERTIES, INC.

111 Huntington Avenue

Suite 300

Boston, MA 02199-7610

PROXY STATEMENT

This proxy statement and the enclosed proxy card are being mailed to stockholders on or about March 31, 2004 and are furnished in connection with the solicitation of proxies by the Board of Directors of Boston Properties, Inc. for use at the 2004 annual meeting of stockholders of Boston Properties to be held on Wednesday, May 5, 2004 at 11:00 a.m., local time, at 599 Lexington Avenue, Conference Room 2E, New York, New York, and at any adjournments or postponements thereof.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

At the annual meeting, stockholders will be asked to vote upon the matters set forth in the accompanying notice of meeting, including the election of directors and consideration of a stockholder proposal concerning the annual election of directors.

Who is entitled to vote?

If our records show that you were a stockholder as of the close of business on March 17, 2004, which is referred to in this proxy statement as the record date, you are entitled to receive notice of the annual meeting and to vote the shares of common stock that you held as of the close of business on the record date. Each outstanding share of common stock entitles its holder to cast one vote on each matter to be voted upon.

May I attend the meeting?

All stockholders of record of Boston Properties’ shares of common stock at the close of business on the record date, or their designated proxies, are authorized to attend the annual meeting. Each stockholder or proxy will be asked to present a form of valid picture identification, such as a driver’s license or passport.

What constitutes a quorum?

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of common stock entitled to vote is necessary to constitute a quorum for the transaction of business at the annual meeting. As of the record date, there were 106,386,849 shares of common stock outstanding and entitled to vote at the annual meeting. Shares that reflect votes withheld for director nominees, abstentions or “broker non-votes” (i.e., shares represented at the meeting held by brokers or other nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which, on one or more but not all matters, the broker or nominee does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the annual meeting.

How do I vote?

Voting in Person at the Meeting. If you are a registered stockholder and attend the annual meeting, you may vote in person at the meeting. If your shares of common stock are held by a broker, bank or other nominee (i.e., in “street name”) and you wish to vote in person at the meeting, you will need to obtain a proxy form from the broker, bank or other nominee that holds your shares of common stock of record.

Voting by Proxy for Shares Registered Directly in the Name of the Stockholder. If you hold your shares in your own name as a holder of record, you may instruct the proxy holders named in the enclosed proxy card how to vote your shares of common stock by using the toll-free telephone number, the Internet Website listed on the proxy card or by signing, dating and mailing the proxy card in the postage-paid envelope that has been provided to you by Boston Properties.

•	Vote by Telephone. If you hold your shares of common stock in your own name as a holder of record, you may vote by telephone by calling the toll-free number listed on the accompanying proxy card. Telephone voting is available 24 hours per day until 11:59 p.m., Eastern Time, on May 4, 2004. When you call, have your proxy card in hand, and you will receive a series of voice instructions which will allow you to vote your shares of common stock. IF YOU VOTE BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

•	Vote by Internet. You also have the option to vote via the Internet. The Website for Internet voting is printed on your proxy card. Internet voting is available 24 hours per day until 11:59 p.m., Eastern Time, on May 4, 2004. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU VOTE VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

•	Vote by Mail. If you would like to vote by mail, mark your proxy card, sign and date it, and return it to EquiServe in the postage-paid envelope provided.

Voting by Proxy for Shares Registered in Street Name.     If your shares of common stock are held in street name, you will receive instructions from your broker, bank or other nominee which you must follow in order to have your shares of common stock voted.

What is householding?

The rules of the Securities and Exchange Commission (the “SEC”) allow for householding, which is the delivery of a single copy of an annual report and proxy statement to any address shared by two or more stockholders. Duplicate mailings can be eliminated by allowing stockholders to consent to such elimination, or through implied consent if (1) it is believed that the stockholders are members of the same family, (2) the stockholders are notified that householding is to be used and (3) the stockholders do not request continuation of duplicate mailings. If you own shares of common stock in your own name as a holder of record, householding will not apply to your shares. If your shares of common stock are held in street name, depending upon the practices of your broker, bank or other nominee, you may need to contact them directly to discontinue duplicate mailings to your address. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee.

If you wish to request extra copies free of charge of an annual report or proxy statement, please send your request to Boston Properties, Inc., 111 Huntington Avenue, Suite 300, Boston, Massachusetts 02199-7610, Attention: Secretary; call us with your request at (617) 236-3300; or visit our Website at www.bostonproperties.com.

Will other matters be voted on at the annual meeting?

We are not now aware of any other matters to be presented at the annual meeting other than those described in this proxy statement. If any other matters not described in the proxy statement are properly presented at the meeting, any proxies received by us will be voted in accordance with the best judgment of the proxy holders.

May I revoke my proxy instructions?

You may revoke your proxy at any time before it has been exercised by:

•	filing a written revocation with the Secretary of Boston Properties at the following address:
111 Huntington Avenue, Suite 300, Boston, Massachusetts 02199-7610;

•	submitting a new proxy by telephone, Internet or proxy card after the date of the previously submitted proxy; or

•	appearing in person and voting by ballot at the annual meeting.

Any stockholder of record as of the record date attending the annual meeting may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a stockholder at the annual meeting will not constitute revocation of a previously given proxy.

What other information should I review before voting?

For your review, our 2003 annual report, including a copy of our annual report filed with the SEC on Form 10-K and financial statements for the fiscal year ended December 31, 2003, is being mailed to stockholders concurrently with this proxy statement. Although our annual report is not part of the proxy solicitation material, we recommend that you review our 2003 annual report prior to voting.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

The Board of Directors and Its Committees

Board of Directors.    Boston Properties is currently managed by a nine member Board of Directors, which is divided into three classes (Class I, Class II and Class III). Our Board of Directors is currently composed of three Class I directors (Mortimer B. Zuckerman, Alan B. Landis and Richard E. Salomon), three Class II directors (Lawrence S. Bacow, Alan J. Patricof and Martin Turchin) and three Class III directors (William M. Daley, Edward H. Linde and David A. Twardock). The members of each class of our Board of Directors serve for staggered three-year terms, and the terms of our current Class I, Class II and Class III directors expire upon the election and qualification of directors at the annual meetings of stockholders held in 2004, 2005 and 2006, respectively. At each annual meeting of stockholders, directors will be re-elected or elected for a full term of three years to succeed those directors whose terms are expiring. At the 2004 annual meeting, effective upon the election of four Class I directors, the size of our Board of Directors will be increased to ten members.

Currently, a majority of the directors serving on our Board of Directors are independent. Our Board of Directors has determined that Messrs. Bacow, Daley, Patricof, Salomon and Twardock are independent directors for purposes of the recently adopted corporate governance rules contained in the New York Stock Exchange listed company rules (the “NYSE rules”). Our Board of Directors also has determined that Ms. Carol B. Einiger, a new director nominee, will be an independent director for purposes of the NYSE rules, if elected at the annual meeting.

Our Board of Directors met eight times in 2003. Each of the directors attended at least 75% of the aggregate of (1) the total number of meetings of our Board of Directors and (2) the total number of meetings of all committees of our Board of Directors on which the director served. Directors are expected to attend annual meetings of our stockholders in person unless doing so is impracticable due to unavoidable conflicts. All of the directors attended the 2003 annual meeting of stockholders.

Directors who qualify as “non-management” within the meaning of the NYSE rules meet on a regular basis in executive sessions without management participation. The executive sessions occur after each regularly scheduled meeting of the entire Board and at such other times that the non-management directors deem appropriate. Each director has the right to call an executive session. In addition, at least once per year, an executive session is held with only independent directors present. The executive sessions are chaired by the chair of the Board committee having jurisdiction over the particular subject matter to be discussed at the particular session or portion of a session.

Our Board of Directors has the following three committees: (1) Audit, (2) Compensation and (3) Nominating and Corporate Governance. The membership and the function of each of these committees are described below.

Name of Director	Audit		Compensation		Nominating and Corporate Governance
Lawrence S. Bacow	X		X
William M. Daley	X				X	*
Alan J. Patricof	X	*
Richard E. Salomon			X	*	X
David A. Twardock			X		X

X=Committee member, *=Chair

Audit Committee.    Our Board of Directors has established an Audit Committee consisting of Messrs. Patricof (Chairman), Bacow and Daley. The Audit Committee operates pursuant to a charter that was approved by our Board of Directors on January 15, 2004. A copy of the Audit Committee Charter is included as Appendix A to this Proxy Statement and is available on our Website (www.bostonproperties.com). The Audit Committee, among other functions, (1) has the sole authority to appoint, retain, terminate and determine the compensation of our independent accountants, (2) reviews with our independent accountants the scope and results of the audit engagement, (3) approves professional services provided by our independent accountants and (4) reviews the independence of our independent accountants. Each member of the audit committee is “independent” as that term is defined in the rules of the SEC and the applicable NYSE rules. Our Board of Directors determined that Mr. Patricof qualifies as an “audit committee financial expert” as such term is defined in the rules of the SEC. The Report of the Audit Committee is included in this Proxy Statement on page 30. The Audit Committee met seven times during 2003.

Compensation Committee.    Our Board of Directors has established a Compensation Committee consisting of Messrs. Salomon (Chairman), Bacow and Twardock, all of whom are independent directors under the NYSE rules. The Compensation Committee operates pursuant to a charter that was approved by our Board of Directors on January 15, 2004. A copy of the Compensation Committee Charter is available on our Website (www.bostonproperties.com). The Compensation Committee, among other functions, (1) reviews and approves corporate goals and objectives relevant to the compensation of the Chairman of the Board, the Chief Executive Officer and such other executive officers that may be designated by the Chairman and/or Chief Executive Officer, evaluates the performance of such officers in light of such goals and objectives, and determines and approves the compensation of such officers based on these evaluations, (2) approves the compensation of our other executive officers, (3) recommends to the Board of Directors for approval the compensation of the non-employee directors and (4) oversees our incentive-compensation and equity-based plans. The Compensation Committee met three times during 2003.

Nominating and Corporate Governance Committee.    Our Board of Directors has established a Nominating and Corporate Governance Committee (the “NCG Committee”) consisting of Messrs. Daley (Chairman),

Salomon and Twardock, all of whom are independent directors under the NYSE rules. The NCG Committee operates pursuant to a charter that was approved by our Board of Directors on January 15, 2004. A copy of the NCG Committee Charter is available on our Website (www.bostonproperties.com). The NCG Committee, among other functions, is responsible for identifying individuals qualified to become Board members, consistent with criteria approved by the Board, and recommending director nominees to the Board for election at each annual meeting of stockholders. The NCG Committee is also responsible for developing and recommending to the Board a set of corporate governance guidelines, establishing a policy with regard to the consideration by the NCG Committee of director candidates recommended by securityholders, establishing procedures to be followed by securityholders submitting such recommendations and establishing a process for identifying and evaluating nominees for the Board, including nominees recommended by securityholders. The NCG Committee was established on May 7, 2003 by our Board of Directors to replace the Interim Nominating Committee which consisted of Messrs. Salomon and Patricof and Mr. Ivan G. Seidenberg, who retired from our Board of Directors in May 2003. The Interim Nominating Committee and the NCG Committee met an aggregate of three times during 2003.

Our Board of Directors has also established (1) a Special Transactions Committee, the members of which are Messrs. Zuckerman and E. Linde, which may approve acquisitions, dispositions, financings and refinancings below $25 million and may approve refinancings over $25 million if the existing debt is increasing by less than $25 million, and (2) a Significant Transactions Committee, the members of which are Messrs. Zuckerman, E. Linde and Twardock, which may approve acquisitions, dispositions, financings and refinancings equal to $25 million or greater but less than $200 million and may approve refinancings over $200 million if the existing debt is increasing by less than $200 million. The Special Transactions Committee held numerous informal telephonic meetings and took action by written consent seven times in 2003. The Significant Transactions Committee also held various informal telephonic meetings and took action by written consent three times in 2003.

Our Board of Directors may from time to time establish other special or standing committees to facilitate the management of Boston Properties or to discharge specific duties delegated to the committee by the full Board of Directors.

Consideration of Director Nominees

Securityholder Recommendations.    The NCG Committee’s current policy is to review and consider any director candidates who have been recommended by securityholders in compliance with the procedures established from time to time by the NCG Committee. All securityholder recommendations for director candidates must be submitted to our Secretary at Boston Properties, Inc., 111 Huntington Avenue, Suite 300, Boston, MA 02199-7610, who will forward all recommendations to the NCG Committee. We did not receive any securityholder recommendations for director candidates for election at the 2004 annual meeting. All securityholder recommendations for director candidates for election at the 2005 annual meeting of stockholders must be submitted to our Secretary on or before December 1, 2004 and must include the following information:

•	the name and address of record of the securityholder;

•	a representation that the securityholder is a record holder of our securities, or if the securityholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) under the Securities Exchange Act of 1934;

•	the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five (5) full fiscal years of the proposed director candidate;

•	a description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for Board membership as approved by the Board from time to time;

•	a description of all arrangements or understandings between the securityholder and the proposed director candidate;

•	the consent of the proposed director candidate (1) to be named in the proxy statement relating to our annual meeting of stockholders and (2) to serve as a director if elected at such annual meeting; and

•	any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC.

Board Membership Criteria.    The Board of Directors has established criteria for Board membership. These criteria include the following specific, minimum qualifications that the NCG Committee believes must be met by an NCG Committee-recommended nominee for a position on the Board:

•	the candidate must have experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing;

•	the candidate must be highly accomplished in his or her respective field, with superior credentials and recognition;

•	the candidate must be well regarded in the community and must have a long-term reputation for high ethical and moral standards;

•	the candidate must have sufficient time and availability to devote to our affairs, particularly in light of the number of boards on which the nominee may serve;

•	the candidate’s principal business or occupation must not be such as to place the candidate in competition with us or conflict with the discharge of a director’s responsibilities to us and our stockholders; and

•	to the extent the candidate serves or has previously served on other boards, the candidate must have a history of actively contributing at board meetings.

In addition to the minimum qualifications for each nominee set forth above, the NCG Committee will recommend director candidates to the full Board for nomination, or present director candidates to the full Board for consideration, to help ensure that:

•	a majority of the Board of Directors shall be “independent” as defined by the NYSE rules;

•	each of its Audit, Compensation and NCG Committees shall be comprised entirely of independent directors; and

•	at least one member of the Audit Committee shall have such experience, education and other qualifications necessary to qualify as an “audit committee financial expert” as defined by the rules of the SEC.

Finally, in addition to any other standards the NCG Committee may deem appropriate from time to time for the overall structure and composition of the Board, the NCG Committee may consider the following factors when recommending director candidates to the full Board for nomination, or presenting director candidates to the full Board for consideration:

•	whether the candidate has direct experience in the real estate industry or in the markets in which we operate; and

•	whether the candidate, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience.

Identifying and Evaluating Nominees.    The NCG Committee may solicit recommendations for director nominees from any or all of the following sources: non-management directors, the Chairman, the Chief Executive Officer, other executive officers, third-party search firms, or any other source it deems appropriate.

The NCG Committee will review and evaluate the qualifications of any proposed director candidate that it is considering or has been recommended to it by a securityholder in compliance with the NCG Committee’s procedures for that purpose, and conduct inquiries it deems appropriate into the background of these proposed director candidates. In identifying and evaluating proposed director candidates, the NCG Committee may consider, in addition to the minimum qualifications for Board membership approved by the Board, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of business experience, his or her independence and the needs of the Board. Other than circumstances in which we are legally required by contract or otherwise to provide third parties with the ability to nominate directors, the NCG Committee will evaluate all proposed director candidates that it considers or who have been properly recommended to it by a securityholder based on the same criteria and in substantially the same manner, with no regard to the source of the initial recommendation of the proposed director candidate. One of our current directors, Alan B. Landis, was initially appointed to the Board of Directors pursuant to a directorship agreement in connection with our 1998 acquisition of a portfolio of properties in New Jersey. We agreed that the Board of Directors will nominate Mr. Landis for re-election as a director at each annual meeting of stockholders in a year in which his term expired, provided that, among other things, Mr. Landis (together with parties related to him) continues to beneficially own at least one percent of the aggregate number of outstanding shares of common stock of Boston Properties and units of partnership interest in Boston Properties Limited Partnership. Additionally, Mr. Landis must comply with the policies of our Board of Directors and attend a certain number of the meetings of our Board of Directors.

Communications with the Board

If you wish to communicate with any of our directors or the Board of Directors as a group, you may do so by writing to them at [Name(s) of Director(s)/Board of Directors of Boston Properties, Inc.], c/o Compliance Officer, Boston Properties, Inc., 111 Huntington Avenue, Suite 300, Boston, MA 02199-7610.

If you wish to contact the Audit Committee to report complaints or concerns regarding accounting, internal accounting controls or auditing matters, you may do so by writing to the Chairman of the Audit Committee of Boston Properties, Inc., c/o Compliance Officer, Boston Properties, Inc., 111 Huntington Avenue, Suite 300, Boston, MA 02199-7610. You are welcome to make any such reports anonymously, but we prefer that you identify yourself so that we may contact you for additional information if necessary or appropriate.

If you wish to communicate with our non-management directors as a group, you may do so by writing to Non-Management Directors of Boston Properties, Inc., c/o Compliance Officer, Boston Properties, Inc., 111 Huntington Avenue, Suite 300, Boston, MA 02199-7610.

We recommend that all correspondence be sent via certified U.S. mail, return receipt requested. All correspondence received by the Compliance Officer will be forwarded by the Compliance Officer promptly to the addressee(s).

PROPOSAL 1: ELECTION OF DIRECTORS

Introduction

As part of a process initiated in 2003 to expand our Board of Directors, the NCG Committee identified and recommended Carol B. Einiger to our Board as a nominee for election as director to fill a newly created Board seat that will increase the size of our Board to ten members. Accordingly, at the annual meeting, four Class I directors will be elected to serve until the 2007 annual meeting and until their respective successors are duly elected and qualified. Following the recommendation of the NCG Committee, our Board of Directors has nominated Mortimer B. Zuckerman, Carol B. Einiger, Alan B. Landis and Richard E. Salomon to serve as Class I directors. Each nominee, other than Ms. Einiger, is currently serving as a director of Boston Properties. In making its recommendations, the NCG Committee considered a number of factors, including the criteria for Board membership approved by the Board, which included the minimum qualifications that must be possessed by a director candidate in order to be nominated for a position on the Board. Our Board of Directors anticipates that the nominees will serve, if elected, as directors. However, if any person nominated by our Board of Directors is unable to accept election, the proxies will be voted for the election of such other person as our Board of Directors may recommend.

Vote Required

Directors are elected by a plurality of the votes of the shares of common stock present in person or represented by proxy and entitled to vote on the election of directors at the annual meeting. Votes may be cast for or withheld from each nominee. Votes cast for the nominees will count as “yes” votes; votes that are withheld from the nominees will not be voted with respect to the director or directors indicated, although they will be counted when determining whether there is a quorum.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ITS NOMINEES, MORTIMER B. ZUCKERMAN, CAROL B. EINIGER, ALAN B. LANDIS AND RICHARD E. SALOMON. PROPERLY AUTHORIZED PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR EACH OF THE NOMINEES UNLESS INSTRUCTIONS TO WITHHOLD OR TO THE CONTRARY ARE GIVEN.

Information Regarding the Nominees, Other Directors and Executive Officers

The following biographical descriptions set forth certain information with respect to the nominees for election as Class I directors at the annual meeting, each director who is not standing for election and the executive officers who are not directors, based on information furnished to Boston Properties by each nominee, director and executive officer as of February 1, 2004.

Nominees for Election as Class I Directors—Terms Expiring 2007

Mortimer B. Zuckerman.    Mr. Mortimer B. Zuckerman serves as Chairman of the Board of Directors of Boston Properties and has been a director since June 23, 1997. Mr. Zuckerman co-founded Boston Properties in 1970 after spending seven years at Cabot, Cabot & Forbes where he rose to the position of Senior Vice President and Chief Financial Officer. He is also Chairman and Editor-in-Chief of U.S. News & World Report and Chairman and Publisher of the New York Daily News. Mr. Zuckerman serves as a trustee for New York University, a trustee of Memorial Sloan-Kettering Cancer Institute and a member of the Council on Foreign Relations, the International Institute for Strategic Studies and the Washington Institute for Near East Studies. He serves on the Advisory Board of the Graduate School of Journalism at the University of California, Berkeley. He is a member of the J.P. Morgan National Advisory Board, and a member of the Board of Directors of Applied Graphics Technologies, the Center for Communications and the Hole in the Wall Gang Fund, Inc. He is also a former Associate Professor of City and Regional Planning at the Harvard Graduate School of Design, a former lecturer of City and Regional Planning at Yale University and a past president of the Board of Trustees of the Dana Farber Cancer Institute in Boston. Mr. Zuckerman is a graduate of McGill University in Montreal where he received an undergraduate degree in 1957 and a degree in law in 1961. He received an MBA with distinction from the Wharton School, University of Pennsylvania in 1961 and an LLM from Harvard University in 1962. He has also received three honorary degrees. Mr. Zuckerman was awarded the Commandeur De L’Ordre des Arts et des Lettres by the government of France. He is 66 years old.

Carol B. Einiger.    Ms. Carol B. Einiger has served as Chief Investment Officer of The Rockefeller University, the world-renowned center for biomedical research and graduate education, since 1996. She began a 20-year investment banking career in 1971 at Goldman, Sachs & Co. and worked at The First Boston Corporation from 1973 to 1988, becoming Managing Director and head of the Capital Markets Department and the Short-Term Finance Department. In 1988, Ms. Einiger became Executive-in-Residence and Visiting Professor at Columbia Business School, and in 1989 she joined Wasserstein Perella & Co. as Managing Director. She joined the Edna McConnell Clark Foundation in 1992, serving as Chief Financial Officer and then Acting President until 1996. Ms. Einiger serves on the Board of Overseers of Columbia Business School, as Vice Chair of the Investment Committee of the Museum of Modern Art and on the Advisory Board of Blackstone Alternative Asset Management. She previously served on the Board of Directors of Credit Suisse First Boston (USA), Inc. and as a Trustee and Member of the Investment Board of the University of Pennsylvania. Ms. Einiger is the recipient of numerous awards, including the Alumni Award of Merit of the University of Pennsylvania, the Columbia Business School Distinguished Alumna Award, the Anti-Defamation League Woman of Achievement Award and the Catalyst Award for Corporate Leadership. She received a BA from the University of Pennsylvania and an MBA from Columbia University Graduate School of Business. She is 54 years old.

Alan B. Landis.    Mr. Alan B. Landis has been a director since June 30, 1998. He also serves as the Chief Executive Officer of The Landis Group, a real estate development and management organization which was the developer of the Carnegie Center. Since 1967, Mr. Landis has held various positions with The Landis Group or its predecessors. He has served as the Co-Chairman and Trustee of the Foundation Fighting Blindness Celebrity Golf Classic since 1988 and has been appointed to the Advisory Board to Prevent Child Abuse. He was named a trustee to the Hun School at Princeton in 1988. Mr. Landis has been the recipient of several awards, including The Urban Land Institute Award for Excellence, The American and National Planning Association Awards, The American Institute of Architects Award for Precedent Setting Achievements in Land Use and Development, The American Society of Landscape Architects Environmental Enhancement Award, The National Association of Industrial Office Parks Impact Award/Developer of the Year Award, the MSM Community Development Award and the Israel Peace Medal. He received a BS in Accounting from New York University in 1965. Mr. Landis was initially appointed to the Board of Directors pursuant to a directorship agreement in connection with our 1998 acquisition of a portfolio of properties in New Jersey. We agreed that the Board of Directors will nominate Mr. Landis for re-election as a director at each annual meeting of stockholders in a year in which his term expired, provided that, among other things, Mr. Landis (together with parties related to him) continues to beneficially own at least one percent of the aggregate number of outstanding shares of common stock of Boston Properties and units of partnership interest in Boston Properties Limited Partnership. Additionally, Mr. Landis must comply with the policies of our Board of Directors and attend a certain number of the meetings of our Board of Directors. Mr. Landis’ brother, Mitchell S. Landis, serves as Senior Vice President and Manager of our Princeton office. Mr. Landis is 61 years old.

Richard E. Salomon.    Mr. Richard E. Salomon has been a director since November 12, 1998. He is President of Mecox Ventures, a private investment company. Mr. Salomon was President and Managing Director of the investment advisory firm, Spears, Benzak, Salomon & Farrell from 1982 until 2000. Mr. Salomon serves as Senior Advisor to Mr. David Rockefeller. He represented Rockefeller interests on the Executive Committee of Embarcadero Center from 1977 until 1998. In addition, he is a director of Strategic Hotel Capital and Chairman of the Advisory Board of Blackstone Alternative Asset Management. He is a trustee of the Council on Foreign Relations, the Museum of Modern Art, The New York Public Library, Rockefeller University and the Alfred P. Sloan Foundation. Mr. Salomon serves as the Chairman of the Investment Committee of Rockefeller University and is a member of the Investment Committee at the Council on Foreign Relations, The New York Public Library, the Museum of Modern Art and the Alfred P. Sloan Foundation. He received a BA from Yale University in 1964 and an MBA from Columbia University Graduate School of Business in 1967. He is 61 years old.

Incumbent Class II Directors—Term Expiring 2005

Lawrence S. Bacow.    Mr. Lawrence S. Bacow has been a director since May 7, 2003. Since September 2001, Mr. Bacow has served as President of Tufts University. Prior to his appointment to this position, Mr. Bacow served in various capacities at the Massachusetts Institute of Technology, including Chancellor from August 1998 to June 2001. During his 24-year tenure at the Massachusetts Institute of Technology, Mr. Bacow was the Lee and Geraldine Martin Professor of Environmental Studies in the Department of Urban Studies and Planning and he also served as the Director of the MIT Center for Real Estate Development, the Chair of the MIT

Council on the Environment and the Chairman of the Faculty of the Massachusetts Institute of Technology. Mr. Bacow serves as a director of Tufts University, Hebrew College, Wheaton College and the Jewish Community Housing for the Elderly. He received a BS in Economics from the Massachusetts Institute of Technology and a Ph.D., an MPP and a JD from Harvard University. He is 52 years old.

Alan J. Patricof.    Mr. Alan J. Patricof has been a director since June 23, 1997. Mr. Patricof is Vice Chairman of the Board of Directors of Apax Partners, Inc. – formerly Patricof & Co. Ventures, the company he founded in 1969. He also serves as a director of ATX Communications, Inc., Audible, Inc., Johnny Rocket Group and Zinio Systems, Inc. In addition, he currently serves on the Board of Overseers of Columbia Business School, the Drama School Board of Governors of the Actors Studio Division of New School University and the Board of Trustees of Continuum Health Partners, East Hampton Historical Society and Trickle Up Program. He is a member of the Council on Foreign Relations and the New York Administrative Committee of Fleet National Bank. Mr. Patricof received a BS in finance from Ohio State University and an MBA from Columbia University Graduate School of Business. He is 69 years old.

Martin Turchin.    Mr. Martin Turchin has been a director since June 23, 1997. Mr. Turchin serves as Vice-Chairman of CB Richard Ellis, the world’s largest real estate services company. From 1985 until its merger with CB Richard Ellis in July 2003, Mr. Turchin served as Vice-Chairman of Insignia/ESG, Inc., a subsidiary of Insignia Financial Group, which was one of the nation’s largest commercial real estate brokerage, consulting and management firms. Prior to joining Insignia/ESG, Inc., he spent 14 years with Kenneth E. Laub & Company, Inc. where he was involved in real estate acquisition, financing, leasing and consulting. Mr. Turchin has more than 30 years experience as a commercial real estate broker, consultant and advisor and has been involved in some of the largest real estate transactions in the United States. During his career, he has orchestrated more than 50 million square feet of real estate transactions. Mr. Turchin is a three time recipient of the Real Estate Board of New York’s “Most Ingenious Deal of the Year Award” and a two time recipient of the “Robert T. Lawrence Award.” Mr. Turchin holds a BS from City College of the University of New York and a JD from St. John’s Law School. He is 62 years old.

Incumbent Class III Directors—Terms Expiring 2006

William M. Daley.    Mr. William M. Daley has been a director since May 7, 2003. Mr. Daley is President of SBC Communications, Inc. Prior to his appointment in December of 2001 to this position, Mr. Daley served as Vice Chairman of Evercore Capital Partners L.P., a private equity investment firm. He also served as United States Secretary of Commerce from January 1997 to July 2000 and as Chairman of the 2000 presidential election campaign of Vice President Al Gore. Mr. Daley serves as a director of Merck & Company, Loyola University, The Chicago Council on Foreign Relations, and The Committee on US-China Foreign Relations. He received a BA from Loyola University and an LLB from John Marshall Law School. He is 55 years old.

Edward H. Linde.    Mr. Edward H. Linde serves as President and Chief Executive Officer of Boston Properties and has been a director since June 23, 1997. Mr. Linde co-founded Boston Properties in 1970 after spending five years at Cabot, Cabot & Forbes, where he became Vice President and Senior Project Manager. Mr. Linde serves as a Vice Chairman of the Board of Trustees of the Boston Symphony Orchestra and a director of Jobs for Massachusetts. He is also a member of the Board of Directors of John Hancock Financial Services, Inc. Mr. Linde is a member of the Executive Committee of the National Association of Real Estate Investment Trusts and a member of the Board of Directors of The Real Estate Roundtable. Mr. Linde received a BS in Civil Engineering from the Massachusetts Institute of Technology in 1962 and an MBA from Harvard Business School. His son, Douglas T. Linde, serves as our Senior Vice President, Chief Financial Officer and Treasurer. Mr. Linde is 62 years old.

David A. Twardock.    Mr. David A. Twardock has been a director since May 7, 2003. Mr. Twardock is the President and Chief Executive Officer of Prudential Mortgage Capital Company, LLC, the real estate finance affiliate of Prudential Financial, Inc. Since 1982, Mr. Twardock has held numerous positions relating to real estate equity and debt with Prudential, including his position from 1996 to November 1998 as Senior Managing Director of Prudential Realty Group. Mr. Twardock is a member of the Urban Land Institute, International Council of Shopping Centers, the Economics Club of Chicago, and the Real Estate Roundtable where he is Vice Chairman of the Real Estate Capital Policy Advisory Committee. Mr. Twardock serves as a director of Prudential Mortgage Capital Holdings Corp. and its various subsidiaries, Prudential Asset Resources, Inc., and Prudential Realty Securities, Inc., and he is a member of the Board of Managers of Strategic Hotel Capital, LLC. He received a BS in Civil Engineering from the University of Illinois and an MBA in Finance and Behavioral Science from the University of Chicago. He is 46 years old.

Executive Officers who are not Directors

Robert E. Burke.    Mr. Robert E. Burke serves as Executive Vice President and Chief Operating Officer, with responsibility for administrative policy and day-to-day control of our operations. Prior to his appointment to this position in April 1998, he served for 12 years as Senior Vice President and Co-Manager of our Washington, D.C. office. He joined us in 1979 to open our Washington, D.C. area office, serving as General Manager in charge of operations of that office until 1998. Prior to 1979, Mr. Burke spent over seven years as General Manager of the John Fitzgerald Kennedy Library Corporation where he directed the development of the John Fitzgerald Kennedy Library and Museum. He has also held engineering and management positions with General Electric Company, SCM Corporation and Harvard University. He received dual degrees in 1960 when he earned a BS from Bates College and a Bachelor of Civil Engineering degree from Rensselaer Polytechnic Institute. He is 66 years old.

Raymond A. Ritchey.    Mr. Raymond A. Ritchey serves as Executive Vice President, National Director of Acquisitions and Development. Prior to his appointment in April 1998 to this position, he served as Senior Vice President and Co-Manager of our Washington, D.C. office. In his current position, Mr. Ritchey is responsible for all business development, leasing and marketing as well as new opportunity origination in the Washington, D.C. area. He also directly oversees similar activities on a national basis. Mr. Ritchey joined us in 1980, leading our expansion to become one of the dominant real estate firms in the Washington, D.C. metropolitan area. For four years prior to joining us, Mr. Ritchey was one of the leading commercial real estate brokers in the Washington, D.C. area with Coldwell Banker. He is a 1972 graduate of the U.S. Naval Academy and a 1973 graduate of the U.S. Naval Post Graduate School in Monterey, California. He is 53 years old.

Douglas T. Linde.    Mr. Douglas T. Linde serves as Senior Vice President, Chief Financial Officer and Treasurer. He previously served as Senior Vice President for Financial and Capital Markets. Mr. Linde oversees the accounting, control and financial management departments and is also responsible for capital raising, financial strategy, planning and acquisitions. In addition, Mr. Linde has played a key role in our acquisition program, including the purchase and financing of the Prudential Center in Boston, the Embarcadero Center in San Francisco, the Carnegie Center Portfolio in Princeton, New Jersey, the Times Square development in New York City, 111 Huntington Avenue, Boston, Massachusetts and most recently 399 Park Avenue in New York City. He joined Boston Properties in January 1997 as Vice President of Acquisitions and New Business to help identify and execute acquisitions and to develop new business opportunities. Prior to joining Boston Properties, Mr. Linde served from 1993 to 1997 as President of Capstone Investments, a Boston real estate investment company. From 1989 to 1993, he served as Project Manager and Assistant to the Chief Financial Officer of Wright Runstad and Company, a private real estate developer in Seattle, WA. He began his career in the real estate industry with Salomon Brothers’ Real Estate Finance Group. Mr. Linde received a BA from Wesleyan University in 1985 and an MBA from Harvard Business School in 1989. Mr. Linde is on the Board of Overseers for the Beth Israel Deaconess Medical Center and serves on the Finance Committee and is a director of the Boston Municipal Research Bureau. Mr. Linde’s father, Edward H. Linde, serves as our President and Chief Executive Officer and a director. Mr. Linde is 40 years old.

Bryan J. Koop. Mr. Bryan J. Koop serves as Senior Vice President and Manager of our Boston office. Mr. Koop is responsible for overseeing the operation of our existing regional portfolio in the Boston area, which includes the Prudential Center and Cambridge Center. He is also responsible for developing new business opportunities in the area. Prior to joining us in 1999, Mr. Koop served at Trammell Crow Company from 1982 to 1999 where his career covered high rise office building leasing and the development of commercial office buildings and shopping centers. From 1993 to 1999 his position was Managing Director and Regional Leader for Trammell Crow Company’s New England region, which included all commercial office and shopping center operations. Mr. Koop is a member of the Board of Directors for the Massachusetts Chapter of NAIOP (National Association of Industrial and Office Parks). Mr. Koop received a BBA in 1980 and an MBA in 1982 from Texas Christian University. He is 45 years old.

Mitchell S. Landis.    Mr. Mitchell S. Landis serves as Senior Vice President and Manager of our Princeton office. Prior to his appointment in February 2001 to this position, he served as Vice President and Manager of our Princeton office. He is responsible for overseeing development, leasing and management for the Carnegie Center and Tower Center assets and for the pursuit of new business opportunities in the region. Mr. Landis joined Boston Properties in June 1998 when the assets of The Landis Group, for whom he was Chief Operating Officer, were acquired. For 19 years prior to that, he owned and operated Landis Food Services, a restaurant franchiser and owner in the Northeast United States and Canada. Mr. Landis received a BS degree in Economics from New York University in 1973 and completed coursework toward a masters degree in Economics in 1975. Mr. Landis’ brother, Alan B. Landis, serves as a member of our Board of Directors. Mr. Landis is 53 years old.

E. Mitchell Norville.    Mr. E. Mitchell Norville serves as Senior Vice President and Manager of our Washington, D.C. office. He is in charge of all development activities as well as being responsible for all administrative, project, construction and property management activities for our Washington D.C. office, with a staff of approximately 200 people. From 1994 to 1998, he served as Senior Vice President and Senior Project Manager of our Washington, D.C. office, with responsibilities for various project developments. Mr. Norville has been directly responsible for over four million square feet of new development and renovation projects. He received a BS in Mechanical Engineering from Clemson University in 1980 and an MBA from the University of Virginia in 1984. He is 45 years old.

Robert E. Pester.    Mr. Robert E. Pester serves as Senior Vice President and Manager of our San Francisco office, with responsibility for all of our activities on the West Coast. Mr. Pester is responsible for overseeing existing operations at the Embarcadero Center and the Gateway Center in South San Francisco and developing new business opportunities in the area. Prior to joining us in 1998, he served as Executive Vice President and Chief Investment Officer of Bedford Property Investors, a real estate investment trust in Lafayette, CA, where he led the acquisitions and development program. Prior to 1994, he was President of Bedford Property Development, a private West Coast development concern that held more than $2 billion in real estate assets. From 1980 to 1989, he was a leading commercial real estate broker with Cushman & Wakefield in northern California, where he last served as Vice President. He is a 1979 graduate of the University of California at Santa Barbara with a BA in economics and political science. He is 47 years old.

Robert E. Selsam.    Mr. Robert E. Selsam serves as Senior Vice President and Manager of our New York office. He oversees all aspects of our New York activities, including development, acquisitions, leasing and building operations. He joined us as a Vice President in 1984, prior to which he was Director of Planning for the Metropolitan Transportation Authority of the State of New York. Mr. Selsam is a member of the Board of Governors of the Real Estate Board of New York and is a board member of the New York Building Congress. He is also Executive Vice President and past Co-Chairman of the Associated Builders and Owners of Greater New York, a trustee of Phipps Houses, President of the Salvadori Center and a member of the Advisory Board of Goldman Family Enterprises. He received a BA from the University of Pennsylvania in 1968 and an MS in Urban Planning from the Columbia University School of Architecture in 1970. He is 57 years old.

Frank D. Burt.    Mr. Frank D. Burt serves as Senior Vice President and General Counsel. He is responsible for overseeing the legal department and the delivery of legal services for our Company. He represented us in the acquisition of the Prudential Center in Boston and the Embarcadero Center in San Francisco, as well as in the development and leasing of 111 Huntington Avenue in Boston. He previously worked in the real estate department at Nutter, McClennen & Fish in Boston. Mr. Burt received a BA, magna cum laude, from Brown University and a JD, cum laude, from the University of Pennsylvania Law School. Mr. Burt is a member of the Boston Bar Association and a speaker for Massachusetts Continuing Legal Education. Mr. Burt is 45 years old.

Arthur S. Flashman.    Mr. Arthur S. Flashman serves as Vice President and Controller. He is responsible for overseeing financial reporting, property accounting and tax compliance and is also responsible for providing transactional support on capital markets activity. Prior to joining us in 2002, Mr. Flashman served as an Asset Manager with the Winn Companies and previous to this role he was with PricewaterhouseCoopers LLP where he specialized in real estate, serving both public REITs and private institutional funds. Mr. Flashman received a BS/BA in finance and accounting from Boston University in 1984 where he was elected to the Beta Alpha Psi honor society. Mr. Flashman is a member of the Best Financial Practices Council of the National Association of Real Estate Investment Trusts and is a member of the Real Estate Roundtable. Mr. Flashman is 42.

PROPOSAL 2: STOCKHOLDER PROPOSAL

Annual Election of Directors

Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, record holder of 100 shares of common stock of Boston Properties, has given formal notice that she will introduce the following resolution at the forthcoming annual meeting and has furnished the following statements in support of her proposal:

RESOLVED: “That the stockholders of Boston Properties recommend that the Board of Directors take the necessary steps to instate the election of directors ANNUALLY, instead of the stagger system which was recently adopted.”

REASONS: “The great majority of New York Stock Exchange listed corporations elect all their directors each year.”

“This insures that ALL directors will be more accountable to ALL shareholders each year and to a certain extent prevents the self-perpetuation of the Board.”

“In 2002 the owners of 48,940,399 shares, representing approximately 66% of shares voting, voted FOR this proposal.”

“If you AGREE, please mark your proxy FOR this resolution.”

Boston Properties’ Statement in Opposition

Identical proposals were considered by the stockholders at the 2000, 2001 and 2002 annual meetings of stockholders. The proposals were recommendations that the Board of Directors take the necessary steps to instate the annual election of directors. The steps necessary to eliminate the classified board are: (i) adoption of an amendment to our Certificate of Incorporation by the Board of Directors; and (ii) approval of the amendment by the affirmative vote of not less than 75% of the outstanding shares entitled to vote. The Board of Directors has carefully considered whether to begin the process to amend the Certificate of Incorporation, but for the reasons noted below, decided that it was not in the best interests of Boston Properties or our stockholders to do so. This decision of the Board of Directors was made by the non-management directors, with Messrs. Zuckerman and E. Linde abstaining.

Our Board of Directors is divided into three classes, and the members of each class of directors serve for staggered three-year terms. This classified structure has been in place since the initial public offering of our common stock in June 1997 and has been and continues to be an integral part of our overall governance structure. The Board of Directors continues to believe that the staggered system of electing directors provides important benefits to Boston Properties.

The staggered system for the election of directors provides continuity and stability of experienced directors on our Board of Directors since a majority of the directors will always have prior experience as directors of Boston Properties and will be familiar with our business strategies and operations. The Board of Directors believes the continuity and stability that the staggered system provides:

•	enables our Board of Directors to better focus on the mid- and long-range planning of our business;

•	helps to prevent abrupt changes in corporate policies that might result if the entire Board of Directors was elected annually; and

•	creates a more experienced and independent Board of Directors that is better able to make fundamental decisions that are in the best interests of our company and our stockholders.

In the event of any unfriendly or unsolicited proposal to take over or restructure Boston Properties, the staggered system would reduce our vulnerability to certain coercive takeover tactics and enhance management’s ability to negotiate in the best interests of all stockholders by affording Boston Properties time to negotiate with the sponsor, to consider alternative proposals, and to assure that stockholder value is maximized.

In addition, the Board of Directors believes that directors who are elected to three-year terms are just as accountable to stockholders as directors who are elected on an annual basis. Under applicable law, the directors owe to the stockholders fiduciary duties which do not depend on how often they are elected. The Board of Directors believes that this proposal is not in the best interest of Boston Properties or its stockholders.

Vote Required

The affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on this proposal is required for adoption of this resolution. Abstentions shall be included in determining the number of shares present and entitled to vote on the proposal, thus having the effect of a vote against the proposal. Broker non-votes are not counted in determining the number of shares present and entitled to vote and will therefore have no effect on the outcome.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL. PROPERLY AUTHORIZED PROXIES SOLICITED BY THE BOARD WILL BE VOTED AGAINST THIS PROPOSAL UNLESS INSTRUCTIONS TO THE CONTRARY ARE GIVEN.

PRINCIPAL AND MANAGEMENT STOCKHOLDERS

The table below shows the amount of common stock of Boston Properties, Inc. and units of partnership interest in Boston Properties Limited Partnership (the “Operating Partnership”) beneficially owned as of February 1, 2004 by:

•	each director and nominee for director;

•	the Chairman of the Board, the President and Chief Executive Officer and the three other most highly compensated executive officers of Boston Properties each of whose compensation exceeded $100,000 during the fiscal year ended December 31, 2003 (the “named executive officers”);

•	all directors, nominees for director and executive officers of Boston Properties as a group; and

•	each person known by Boston Properties to hold more than 5% of our outstanding common stock.

On February 1, 2004, there were:

(1)	98,403,145 shares of our common stock outstanding;

(2)	22,343,880 common units of partnership interest in the Operating Partnership (“common units”) outstanding (other than the common units held by Boston Properties), each of which is redeemable for one share of Boston Properties’ common stock (if Boston Properties elects to issue common stock rather than pay cash upon such redemption);

(3)	122,736 long term incentive units of partnership interest in the Operating Partnership issued pursuant to the Long Term Incentive Plan (“LTIP units”), each of which, upon the satisfaction of certain conditions, is convertible into one common unit; and

(4)	5,400,662 Series Two preferred units of partnership interest in the Operating Partnership (“Series Two preferred units”), each of which is currently convertible into approximately 1.312336 common units (or a total of 7,087,483 common units).

The number of common shares “beneficially owned” by each stockholder is determined under rules issued by the SEC regarding the beneficial ownership of securities. This information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of common stock includes (i) any shares as to which the person or entity has sole or shared voting power or investment power and (ii) any shares as to which the person or entity has the right to acquire beneficial ownership within 60 days after February 1, 2004, including any shares which could be purchased by the exercise of options at or within 60 days after February 1, 2004. For purposes of the following table, Boston Properties has (1) assumed that all of the conditions required for all LTIP units to be convertible into an equal number of common units have been satisfied and (2) counted the beneficial ownership of common units, LTIP units and Series Two preferred units as the beneficial ownership of the number of shares of common stock for which such units may be redeemed (assuming in the case of LTIP units and Series Two preferred units, that they have first been converted into common units) if Boston Properties elected to issue common stock rather than pay cash upon such redemption. Ownership of these units technically does not constitute beneficial ownership of common stock under SEC Rule 13d-3 because, pursuant to section 8.6 of the limited partnership agreement of the Operating Partnership, the holders of the common units, LTIP units and Series Two preferred units do not have the right to require Boston Properties to exchange such common units or common units into which LTIP units or Series Two preferred units are convertible for shares of common stock.

Name and Business Address of Beneficial Owner*	Number of Shares and Units Beneficially Owned	Percentage of All Common Stock and Units (1)	Percentage of All Common Stock(2)

Directors, Nominees for Director and Named Executive Officers
Mortimer B. Zuckerman(3)	9,903,520	7.63%	9.28%
Lawrence S. Bacow(4)	852	**	**
William M. Daley(5)	852	**	**
Carol B. Einiger	0	**	**
Alan B. Landis(6)	1,579,181	1.24	1.58
Edward H. Linde(7)	12,317,944	9.46	11.42
Alan J. Patricof(8)	37,926	**	**
Richard E. Salomon(9)	196,985	**	**
Martin Turchin(10)	38,926	**	**
David A. Twardock(11)	852	**	**
Robert E. Burke(12)	442,166	**	**
Raymond A. Ritchey(13)	985,276	**	**
Douglas T. Linde(14)	510,192	**	**

5% Holders
David Rockefeller(15)	5,659,179	4.43%	5.44%
Cohen & Steers Capital Management, Inc.(16)	7,946,988	6.22%	8.08%
Stichting Pensioenfonds ABP(17)	6,256,000	4.89%	6.36%

All directors and executive officers as group (20 persons) (18)	27,239,657	20.26%	22.51%

*	Unless otherwise indicated, the address is c/o Boston Properties, Inc., 111 Huntington Avenue, Suite 300, Boston, Massachusetts 02199-7610.
**	Less than 1%.
(1)	Assumes that all common units, LTIP units and Series Two preferred units held by the person are presented (assuming conversion in full into common units, if applicable) to Boston Properties for redemption and acquired by Boston Properties for shares of common stock, and that all of the person’s exercisable options or options that become exercisable within 60 days after February 1, 2004 to acquire shares of common stock are exercised. The total number of shares and units used in calculating this percentage for each person or entity (1) assumes that all of the common units, LTIP units and Series Two preferred units outstanding held by all persons or entities other than Boston Properties are presented (assuming conversion in full into common units, if applicable) to Boston Properties for redemption and acquired by Boston Properties for shares of common stock, (2) does not separately include outstanding common units held by Boston Properties, as these common units are already reflected in the denominator by the inclusion of all outstanding shares of common stock, and (3) assumes the exercise of all options to acquire shares of common stock that are exercisable on or within 60 days after February 1, 2004 and held by such person or entity.
(2)	Assumes that all the common units, LTIP units and Series Two preferred units held by the person are presented (assuming conversion in full into common units, if applicable) to Boston Properties for redemption and acquired by Boston Properties for shares of common stock and that all of the person’s exercisable options or options that become exercisable within 60 days after February 1, 2004 to acquire shares of common stock are exercised. The total number of shares of common stock outstanding used in calculating the percentage assumes that none of the common units, LTIP units and Series Two preferred units held by other persons or entities are presented (assuming conversion in full into common units, if applicable) to Boston Properties for redemption and acquired by Boston Properties for shares of common stock and assumes the exercise of all options to acquire shares of common stock that are exercisable on or within 60 days after February 1, 2004 and held by such person or entity.
(3)	Includes 1,611,770 shares of common stock held directly, 6,215,294 common units held directly, 46,474 common units held by limited partnerships, 1,666,667 currently exercisable stock options and 333,333 shares of common stock issuable upon the exercise of stock options that are exercisable on or within 60 days after February 1, 2004. Also includes an award of 29,982 LTIP units granted on January 30, 2004 which vest over five years with no LTIP units vesting in the first two years following the grant, 25% vesting on February 1, 2007, 35% vesting on February 1, 2008 and 40% vesting on February 1, 2009. Excludes 1,806,842 shares of common stock held by The MBZ Charitable Remainder Unitrust, of which Mr. Zuckerman is the grantor, and 1,405,392 common units held by The MBZ 1996 Trust, of which Mr. Zuckerman is the grantor. See Note 7.
(4)	Represents LTIP units granted on May 14, 2003 which vest in two equal annual installments on the first and second anniversary of the award date. Excludes 1,103 deferred stock units which were awarded under our 1997 Stock Option and Incentive Plan (the “1997 Stock Plan”) in lieu of director fees and are to be settled in shares of common stock upon the holder’s retirement from our Board of Directors.
(5)	Represents shares of restricted stock granted on May 14, 2003 which vest in two equal annual installments on the first and second anniversary of the award date. Excludes 1,145 deferred stock units which were awarded under the 1997 Stock Plan in lieu of director fees and are to be settled in shares of common stock upon the holder’s retirement from our Board of Directors.
(6)	Includes 247,966 common units held directly, 1,055,323 common units held by a partnership of which Mr. Landis is the general partner, various corporations of which Mr. Landis is the sole stockholder, and various family trusts, 27,500 currently exercisable stock options and 426 LTIP units granted on May 14, 2003 which vest in two equal annual installments on the first and second anniversary of the award date. Also includes 247,966 common units held by Mr. Landis’ wife. Mr. Landis disclaims beneficial ownership of the common units held by his wife. Excludes 6,521 deferred stock units which were awarded under the 1997 Stock Plan in lieu of director fees and are to be settled in shares of common stock upon the holder’s retirement from our Board of Directors.

(7)	Includes 987,171 shares of common stock held directly, 29,000 shares of common stock held through a trust, 5,693,083 common units held directly, 46,474 common units held by limited partnerships, 1,986,667 currently exercisable stock options, 333,333 shares of common stock issuable upon the exercise of stock options that are exercisable on or within 60 days after February 1, 2004 and an award of 29,982 LTIP units granted on January 30, 2004 which vest over five years with no LTIP units vesting in the first two years following the grant, 25% vesting on February 1, 2007, 35% vesting on February 1, 2008 and 40% vesting on February 1, 2009. Also includes 1,806,842 shares of common stock held by The MBZ Charitable Remainder Unitrust, of which Mr. Linde serves as sole trustee, and 1,405,392 common units held by The MBZ 1996 Trust, of which Mr. Linde serves as sole trustee.
(8)	Includes 5,000 shares of common stock, 426 LTIP units granted on May 14, 2003 which vest in equal annual installments on the first and second anniversary of the grant date, and 32,500 currently exercisable stock options. Excludes 8,953 deferred stock units which were awarded under the 1997 Stock Plan in lieu of director fees and are to be settled in shares of common stock upon the holder’s retirement from our Board of Directors.
(9)	Includes 83,728 Series Two preferred units held directly and 45,095 Series Two preferred units held by trusts and an estate of which Mr. Salomon is a co-executor. Mr. Salomon is deemed to own directly or indirectly an aggregate of 169,059 common units into which all Series Two preferred units so held are convertible. Also includes 426 LTIP units granted on May 14, 2003 which vest in equal annual installments on the first and second anniversary of the grant date, 27,500 currently exercisable stock options, but excludes 6,818 deferred stock units which were awarded under the 1997 Stock Plan in lieu of director fees and are to be settled in shares of common stock upon the holder’s retirement from our Board of Directors.
(10)	Includes 5,000 shares of common stock held directly, 500 shares of common stock held by his wife, 500 shares of common stock held through a trust, 426 LTIP units granted on May 14, 2003 which vest in equal annual installments on the first and second anniversary of the grant date, and 32,500 currently exercisable stock options. Excludes 7,646 deferred stock units which were awarded under the 1997 Stock Plan in lieu of director fees and are to be settled in shares of common stock upon the holder’s retirement from our Board of Directors.
(11)	Represents LTIP units granted on May 14, 2003 which vest in two equal annual installments on the first and second anniversary of the award date. Excludes 1,034 deferred stock units which were awarded under the 1997 Stock Plan in lieu of director fees and are to be settled in shares of common stock upon the holder’s retirement from our Board of Directors.
(12)	Includes 248,244 common units held directly, 37,547 common units held by a limited liability company of which Mr. Burke is the managing member, 379 common units held by Mr. Burke’s wife and 150,000 currently exercisable stock options. Also includes an award of 5,996 LTIP units granted on January 30, 2004 which vest over five years with no LTIP units vesting in the first two years following the grant, 25% vesting on February 1, 2007, 35% vesting on February 1, 2008 and 40% vesting on February 1, 2009. Mr. Burke disclaims beneficial ownership of the common units held by his wife.
(13)	Includes 250,570 common units held directly, 35,244 common units held by a limited liability company of which Mr. Ritchey is the managing member, 356 common units held by Mr. Ritchey’s wife and 650,000 currently exercisable stock options. Also includes awards of 15,990 LTIP units granted on January 30, 2004, 17,045 shares of restricted stock granted on January 24, 2003, 5,357 shares of restricted stock granted on January 17, 2002, 5,357 shares of restricted stock granted on January 18, 2001, and 5,357 shares of restricted stock granted on January 24, 2000, of which an aggregate of 9,641 shares and LTIP units are vested. The January 30, 2004 award and the January 24, 2003 award vest over five years with no shares or LTIP units vesting in the first two years following the date of grant, 25% vesting on February 1 of the third year following the grant, 35% vesting on February 1 of the fourth year following the grant, and 40% vesting on February 1 of the fifth year following the grant. Each of the other awards vest in five equal annual installments on each of the first, second, third, fourth and fifth anniversary of the award date. Mr. Ritchey disclaims beneficial ownership of the common units held by his wife.
(14)

Includes 6,112 shares of common stock held directly, 700 shares of common stock held by Mr. Linde’s spouse, 2,100 shares of common stock held by Mr. Linde’s children and 700 shares of common stock held through family trusts, 56,830 common units held directly and 398,750 currently exercisable stock options. Also includes award of 15,990 LTIP units granted on January 30, 2004, 17,045 shares of restricted stock granted on January 24, 2003, 5,357 shares of restricted stock granted on January 17, 2002, 3,929 shares of restricted stock granted on January 18, 2001, 2,679 shares of restricted stock granted on January 24, 2000, of which an aggregate of 6,642 shares and LTIP units are vested. The January 30, 2004 award and the January 24, 2003 award vest over five years with no shares or LTIP units vesting in the first two years following the date of grant, 25% vesting on February 1 of the third year following the grant, 35% vesting on February 1 of the fourth year following the grant, and 40% vesting on February 1 of the fifth year following the grant. Each of the other awards vest in five equal annual installments on each of the first, second, third, fourth and fifth anniversary of the award date. Mr. Linde disclaims beneficial ownership of the shares of common stock held by his wife.

(15)	Information regarding Mr. David Rockefeller is based solely on a Schedule 13G filed by Mr. Rockefeller with the SEC on November 22, 2002. Includes 3,197,771 Series Two preferred units held directly and 1,114,523 Series Two preferred units held by entities controlled by Mr. Rockefeller. Mr. Rockefeller is deemed to own directly or indirectly an aggregate of 5,659,179 common units into which all Series Two preferred units so held are convertible. Mr. Rockefeller’s address is 30 Rockefeller Plaza, Room 5600, New York, New York 10112.
(16)	Information regarding Cohen & Steers Capital Management, Inc. (“CSCM”) is based solely on a Schedule 13G filed by CSCM with the SEC on February 17, 2004. CSCM’s address is 757 Third Avenue, New York, New York 10017.
(17)	Information regarding Stichting Pensioenfonds ABP (“Stichting”) is based solely on a Schedule 13G filed by Stichting with the SEC on February 6, 2004. Stichting’s address is Oude Lindestraat 70, Postbus 2889, 6401 DL Heerlen, The Netherlands.
(18)	Includes an aggregate of 15,993,237 common units, 122,736 LTIP units and 128,823 Series Two preferred units (which are convertible into an aggregate of 169,059 common units) and 6,606,898 shares of common stock issuable upon exercise of options exercisable on or within 60 days after February 1, 2004. See also notes (3) – (14) above.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Director Compensation

Directors of Boston Properties who are also employees receive no additional compensation for their services as directors. During 2003, Boston Properties paid its non-employee directors a quarterly director fee of $12,500 for their services. In addition, non-employee directors received: (1) a fee of $1,000 for each Board of Directors meeting attended, (2) an additional fee of $1,000 for each committee meeting attended, whether or not the committee meeting was held on the day of a meeting of our Board of Directors, and (3) a fee of $1,000 for each telephonic meeting attended. The chairman of the audit committee received a fee of $3,000 per audit committee meeting attended and the chairmen of each other committee received a fee of $2,000 per committee meeting attended, whether or not the committee meeting was held on the day of a meeting of our Board of Directors. Each non-employee director has made an election, in accordance with the 1997 Stock Plan and approved by the Board of Directors, to receive in lieu of cash fees deferred stock units to be settled in shares of common stock upon the person’s retirement from our Board of Directors. Non-employee directors also are reimbursed for reasonable expenses incurred to attend Board of Directors and committee meetings.

On March 4, 2003, the Board of Directors, consistent with its decision to discontinue granting stock options to employees under the 1997 Stock Plan and in conjunction with the approval of the Long Term Incentive Plan (LTIP) described under the Compensation Committee Report on Executive Compensation in this proxy statement, adopted a formal policy regarding automatic grants to non-employee directors of restricted stock, or at each director’s election, LTIP units. This policy was adopted so that the compensation of non-employee directors will continue to be determined by a formula. Under this policy, each new non-employee director will receive, on the 5th business day after his or her initial election to our Board of Directors, a number of shares of restricted stock (or, at his or her election, LTIP units) valued at $35,000. In addition, in 2003 we granted each continuing non-employee director, on the 5th business day after the 2003 annual meeting of stockholders, a number of shares of restricted stock (or, at his or her election, LTIP units) valued at $17,500. Effective January 15, 2004, following a recommendation by the Compensation Committee, the value of the annual grant to continuing non-employee directors was increased to $37,500. The value of the initial grant to new non-employee directors remains at $35,000. The actual number of shares of restricted stock or LTIP units that we will grant will be determined by dividing the fixed value of the grant by the closing price of our common stock on the New York Stock Exchange on the grant date. Pursuant to this policy, on May 14, 2003, Messrs. Bacow and Twardock each received 852 LTIP units, Mr. Daley received 852 shares of restricted stock, and Messrs. Landis, Patricof, Salomon, and Turchin each received 426 LTIP units. The shares of restricted stock and LTIP units granted to non-employee directors will vest in equal annual installments on the first and second anniversary of the grant date.

Executive Compensation

Summary Compensation Table. The following table sets forth the compensation paid for 2001, 2002 and 2003 to the Chairman of the Board, the President and Chief Executive Officer and each of the three other named executive officers.

Summary Compensation Table

		Annual Compensation		Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Securities Underlying Options (#)		Restricted Stock/ LTIP Unit Awards ($)(2)		All Other Compensation ($) (13)
Mortimer B. Zuckerman	2003	589,359	1,000,000	—		1,500,000	(3)	12,324	(14)
Chairman	2002	500,000	1,000,000	—		—		12,376	(14)
	2001	500,000	—	—		—		10,344	(14)

Edward H. Linde	2003	589,359	1,000,000	—		1,500,000	(3)	324	(15)
President and Chief Executive Officer	2002	500,000	1,000,000	—		—		376	(15)
	2001	500,000	—	—		—		144	(15)

Robert E. Burke	2003	392,648	395,000	—		299,980	(4)	12,324
Executive Vice President and Chief	2002	385,000	300,000	—		300,009	(5)	12,376
Operating Officer	2001	383,333	211,750	75,000	(1)	134,627	(6)	10,344

Raymond A. Ritchey	2003	407,590	475,000	—		799,980	(7)	12,324
Executive Vice President	2002	400,000	400,000	—		599,984	(8)	12,376
	2001	397,083	220,000	112,500	(1)	201,959	(9)	10,344

Douglas T. Linde	2003	399,257	475,000	—		799,980	(10)	12,324
Senior Vice President, Chief	2002	300,000	375,000	—		599,984	(11)	12,376
Financial Officer and Treasurer	2001	295,000	210,000	112,500	(1)	201,959	(12)	10,344

(1)	These options were granted under the 1997 Stock Plan by the Compensation Committee of our Board of Directors in recognition of services during fiscal year 2001. One-third of these options vest on each of the first, second and third anniversary of the date of grant, or upon the recipient turning 65 years old. The date of grant was January 17, 2002 and the exercise price is $37.70 per share, the fair market value of a share of common stock on the date of grant calculated using the closing market price of Boston Properties’ common stock on that date as reported on the New York Stock Exchange.
(2)

Restricted stock and LTIP units are awarded under the 1997 Stock Plan by the Compensation Committee of our Board of Directors. Restricted stock and LTIP unit awards are reflected based on the fair market value of an equal number of shares of common stock on the date of grant calculated using the closing market price of Boston Properties’ common stock on that date as reported on the New York Stock Exchange. Grantees of restricted stock and LTIP units pay $0.01 and $0.25 per restricted share and LTIP unit, respectively. Dividends are payable on the restricted stock and distributions are payable on the LTIP units to the same extent and on the same date that dividends and distributions are paid on Boston Properties’ common stock and the Operating Partnership’s common units, respectively. As of December 31, 2003, the total holdings of restricted stock (i.e., shares still subject to vesting) of the named executive officers and the market value of such holdings, based on the closing market price as reported on the New York Stock Exchange on December 31, 2003 of $48.19 were as follows: Messrs. Zuckerman, E. Linde and Burke – 0 shares; Mr. Ritchey – 26,690 shares ($1,286,191); and Mr. D. Linde – 24,759 shares ($1,193,136). As of December 31, 2003, none of the named executive officers owned any LTIP units.

(3)	Messrs. Zuckerman and E. Linde each received an award of 29,982 LTIP units under the 1997 Stock Plan. The date of grant was January 30, 2004 and the fair market value of a share of common stock on the date of the grant was $50.03. These LTIP units vest over five years with no LTIP units vesting in the first two years following the date of grant, 25% vesting on February 1, 2007, 35% vesting on February 1, 2008, and 40% vesting on February 1, 2009.
(4)	Mr. Burke received an award of 5,996 LTIP units under the 1997 Stock Plan. The date of grant was January 30, 2004 and the fair market value of a share of common stock on the date of the grant was $50.03. These LTIP units vest over five years with no LTIP units vesting in the first two years following the date of grant, 25% vesting on February 1, 2007, 35% vesting on February 1, 2008, and 40% vesting on February 1, 2009.
(5)	Mr. Burke received an award of 8,523 shares of restricted stock under the 1997 Stock Plan. The date of grant was January 24, 2003 and the fair market value of a share of common stock on the date of grant was $35.20. This grant was fully vested on the date of grant due to Mr. Burke being over the age of 65 on the date of grant.
(6)	Mr. Burke received an award of 3,571 shares of restricted stock under the 1997 Stock Plan. The date of grant was January 17, 2002 and the fair market value of a share of common stock on the date of grant was $37.70. One-fifth of these shares were to vest on each of the first, second, third, fourth, and fifth anniversary of the award date, however, pursuant to the 1997 Stock Plan, the shares of restricted stock became fully vested upon Mr. Burke turning 65 years old on November 3, 2002.
(7)	Mr. Ritchey received an award of 15,990 LTIP units under the 1997 Stock Plan. The date of grant was January 30, 2004 and the fair market value of a share of common stock on the date of the grant was $50.03. These LTIP units vest over five years with no LTIP units vesting in the first two years following the date of grant, 25% vesting on February 1, 2007, 35% vesting on February 1, 2008, and 40% vesting on February 1, 2009.
(8)	Mr. Ritchey received an award of 17,045 shares of restricted stock under the 1997 Stock Plan. The date of grant was January 24, 2003 and the fair market value of a share of common stock on the date of grant was $35.20. These shares of restricted stock vest over five years with no shares vesting in the first two years following the date of grant, 25% vesting on February 1, 2006, 35% vesting on February 1, 2007 and 40% vesting on February 1, 2008.
(9)	Mr. Ritchey received an award of 5,357 shares of restricted stock under the 1997 Stock Plan. The date of grant was January 17, 2002 and the fair market value of a share of common stock on the date of grant was $37.70. One-fifth of these shares vest on each of the first, second, third, fourth, and fifth anniversary of the award date.
(10)	Mr. D. Linde received an award of 15,990 LTIP units under the 1997 Stock Plan. The date of grant was January 30, 2004 and the fair market value of a share of common stock on the date of the grant was $50.03. These LTIP units vest over five years with no LTIP units vesting in the first two years following the date of grant, 25% vesting on February 1, 2007, 35% vesting on February 1, 2008, and 40% vesting on February 1, 2009.
(11)	Mr. D. Linde received an award of 17,045 shares of restricted stock under the 1997 Stock Plan. The date of grant was January 24, 2003 and the fair market value of a share of common stock on the date of grant was $35.20. These shares of restricted stock vest over five years with no shares vesting in the first two years following the date of grant, 25% vesting on February 1, 2006, 35% vesting on February 1, 2007 and 40% vesting on February 1, 2008.

(12)	Mr. D. Linde received an award of 5,357 shares of restricted stock under the 1997 Stock Plan. The date of grant was January 17, 2002 and the fair market value of a share of common stock on the date of grant was $37.70. One-fifth of these shares vest on each of the first, second, third, fourth, and fifth anniversary of the award date.
(13)	Includes Boston Properties’ matching contribution under its 401(k) plan (up to $12,000 per individual in 2002 and 2003, respectively, and $10,200 per individual in 2001), and the cost of term life insurance (approximately $324 per individual in 2003, approximately $376 per individual in 2002 and approximately $144 per individual in 2001).
(14)	Excludes the cost of certain administrative personnel and related services made available to Mr. Zuckerman in the ordinary course of business in connection with his duties as Chairman of the Board. Only a portion of such costs are borne by Boston Properties and the balance is shared by Mr. Zuckerman’s other employers, including U.S. News & World Report and the New York Daily News.
(15)	Excludes the value of certain administrative services provided to Mr. E. Linde in the ordinary course of business in connection with his employment as President and Chief Executive Officer of Boston Properties.

Option Grants for Fiscal Year 2003

We did not grant any options to purchase shares of Boston Properties’ common stock for fiscal year 2003 (see “Compensation Committee Report on Executive Compensation—Equity-Based Incentive Compensation” in this proxy statement).

Aggregated Option Exercises in the Last Fiscal Year

and Fiscal Year-End Option Values

The following table sets forth the aggregated number of options to purchase shares of Boston Properties’ common stock exercised by the Chairman of the Board, the Chief Executive Officer and each of the three other named executive officers in 2003 and the number of shares of common stock covered by the stock options held by each of these officers as of December 31, 2003. The value of unexercised in-the-money options is based on the closing price of a share of common stock, as reported on the New York Stock Exchange, on December 31, 2003 of $48.19, minus the exercise price, multiplied by the number of shares underlying the options. An option is “in-the-money” if the fair market value of the shares of common stock underlying the option exceeds the option exercise price.

Name and Principal Position	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options at Year-End(#)		Value of Unexercised in-the-Money Options at Year-End($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Mortimer B. Zuckerman	320,000	$3,488,000	1,666,667	333,333	$17,861,669	$2,023,331
Chairman
Edward H. Linde	—	—	1,986,667	333,333	25,282,469	2,023,331
President and Chief Executive Officer
Robert E. Burke	360,000	5,087,037	225,000	0	2,676,188	0
Executive Vice President and Chief Operating Officer
Raymond A. Ritchey	150,000	2,809,254	575,000	112,500	8,402,531	1,065,750
Executive Vice President
Douglas T. Linde	20,000	348,495	333,750	102,500	4,984,428	991,350
Senior Vice President, Chief Financial Officer and Treasurer

EMPLOYMENT AND NONCOMPETITION AGREEMENTS

Mr. Mortimer B. Zuckerman, as Chairman of the Board of Directors, and Mr. Edward H. Linde, as President and Chief Executive Officer, each has an employment and noncompetition agreement with us. Pursuant to each agreement, during the term of such agreement, Mr. Zuckerman will devote a majority of his business time, and Mr. E. Linde will devote substantially all of his business time, to our business and affairs. The initial term of each agreement is three years beginning on January 17, 2003, in the case of Mr. Zuckerman, and November 29, 2002, in the case of Mr. E. Linde, with automatic one-year renewals commencing on each anniversary date unless written notice of termination is given at least 90 days prior to such date by either party. Apart from base salaries, each of Messrs. Zuckerman and E. Linde is eligible to receive bonus compensation, including equity-based incentive compensation, to be determined in the discretion of the Compensation Committee of our Board of Directors.

Each of Messrs. Zuckerman’s and E. Linde’s employment with us may be terminated for “cause” by us for (1) gross negligence or willful misconduct, (2) an uncured breach of any of his material duties under the employment agreement, (3) fraud or other conduct against our material best interests, or (4) an indictment of a felony if such indictment has a material adverse effect on our interests or reputation. Each of Messrs. Zuckerman and E. Linde may terminate his employment for “good reason,” which includes (1) a substantial adverse change in the nature or scope of his responsibilities and authority under his employment agreement, (2) an uncured breach by us of any of our material obligations under his employment agreement or (3) an involuntary relocation of the office at which the employee is principally employed to a location more than 50 miles from such office, or the requirement that the employee be based at another office on an extended basis. If the employment of either of Messrs. Zuckerman or E. Linde is terminated by us “without cause” or by either of Messrs. Zuckerman or E. Linde for “good reason,” then the respective employee will be entitled to a severance amount payable over a 12-month period equal to the sum of (x) his base salary plus (y) the amount of his cash bonus received in respect of the immediately preceding year. Each of Messrs. Zuckerman and E. Linde is also entitled to an additional 12 months of vesting in his stock-based awards and, subject to payment of premiums, may also participate in our health plan for up to 12 months.

The employment agreements prohibit each of Messrs. Zuckerman and E. Linde, while he is our director or officer and for one year thereafter, from (1) engaging, directly or indirectly, in the acquisition, development, construction, operation, management, or leasing of any commercial real estate property, (2) intentionally interfering with our relationships with our tenants, suppliers, contractors, lenders or employees or with any governmental agency, or (3) soliciting our tenants or employees. Pursuant to each employment agreement, however, Messrs. Zuckerman and E. Linde may engage in minority interest passive investments which include the acquisition, holding, and exercise of voting rights associated with investments made through (1) the purchase of securities that represent a non-controlling, minority interest in an entity or (2) the lending of money, in either case with the purpose or intent of obtaining a return on such investment but without management of the property or business to which such investment directly or indirectly relates and without any business or strategic consultation with such entity. In addition, each of Messrs. Zuckerman and E. Linde may participate as an officer or director, of, or advisor to, any organization that is not engaged in commercial real estate activities provided that such activities do not materially restrict the individual’s ability to fulfill his obligations to us as an employee and officer. In addition, each employment agreement provides that the noncompetition provision shall not apply if Messrs. Zuckerman’s or E. Linde’s employment is terminated following our change of control.

Messrs. Burke, Koop, M. Landis, D. Linde, Norville, Pester, Ritchey and Selsam have employment agreements with Boston Properties similar to that of Mr. E. Linde, except that the initial term of the employment agreements is two years instead of three years, and these employees are permitted to participate as an officer or director of charitable organizations. Additionally, the geographic scope of the noncompetition provisions contained in the employment agreements is limited to our markets at the time of termination of their employment. In the case of Mr. Pester’s agreement, in order to comply with California law that generally prohibits restrictive covenants in employment agreements, the noncompetition provision is limited to non-solicitation of employees and non-interference of business relationships.

During the term of Mr. Selsam’s employment, we will continue to be subject to an agreement dated August 10, 1995 pursuant to which (1) he is eligible to receive commissions of 33.33% of any leasing commission received by us in connection with the lease of 90 Church Street, New York, New York and (2) he is paid 5% of the management fees earned on the same property. Mr. Selsam received $137,500 in commissions and $18,264 in management fees for fiscal year 2003.

SEVERANCE AGREEMENTS

We entered into severance agreements with each of Mr. Zuckerman and Mr. Edward H. Linde on July 30, 1998. The severance agreements provide for severance benefits to Messrs. Zuckerman and E. Linde in the event of their termination under certain circumstances within 24 months following a “change in control.” In the event a “terminating event” occurs within 24 months following a “change in control,” Messrs. Zuckerman and E. Linde will receive a lump sum amount equal to $3,630,000. Health, dental and life insurance benefits are provided for three (3) years following termination. Finally, the severance agreements provide for tax protection in the form of excise tax gross-up as well as financial counseling, tax preparation assistance and outplacement counseling.

We adopted the Boston Properties, Inc. Senior Executive Severance Plan (referred to as the “senior plan”) in order to reinforce and encourage the continued attention and dedication of the Executive Vice Presidents, the Chief Financial Officer and the Regional Office Heads. The senior plan provides for the payment of severance benefits to each such executive officer in the event of termination under certain circumstances within 24 months following a “change in control” of up to three (3) times such executive officer’s annual base salary and three (3) times the amount of the average annual bonus earned by the executive officer with respect to the three (3) calendar years immediately prior to the “change in control.” Tax protection, financial counseling, tax preparation assistance, outplacement counseling and continuation of health, dental and life insurance are the same as described above in the severance agreements.

We adopted the Boston Properties, Inc. Executive Severance Plan (referred to as the “executive plan”) in order to reinforce and encourage the continued attention and dedication of the Senior Vice Presidents and those Vice Presidents with ten (10) or more years of tenure with Boston Properties. The executive plan is the same as the senior plan except that each such senior officer will receive a payment of up to two (2) times such senior officer’s annual base salary and two (2) times the amount of the average annual bonus. Financial counseling, tax preparation assistance, outplacement counseling and continuation of health, dental and life insurance benefits are provided for two (2) years following termination.

STOCK PERFORMANCE GRAPH

The following graph provides a comparison of cumulative total stockholder return for the period from December 31, 1998 through December 31, 2003, among Boston Properties, the Standard & Poor’s (“S&P”) 500 Index and the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) Equity REIT Total Return Index (the “Equity REIT Index”). The Equity REIT Index includes all tax-qualified equity REITs listed on the New York Stock Exchange, the American Stock Exchange and the NASDAQ Stock Market. Equity REITs are defined as those with 75% or more of their gross invested book value of assets invested directly or indirectly in the equity ownership of real estate. Upon written request, Boston Properties will provide any stockholder with a list of the REITs included in the Equity REIT Index. The stock performance graph assumes an investment of $100 in each of Boston Properties and the two indices, and the reinvestment of any dividends. The historical information set forth below is not necessarily indicative of future performance. Data for the Equity REIT Index and the S&P 500 Index were provided to us by NAREIT. The data shown is based on the share prices or index values, as applicable, at the end of each month shown.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Philosophy of Executive Compensation.    Boston Properties’ executive compensation program is administered under the direction of the Compensation Committee of our Board of Directors. The current members of the Compensation Committee are Messrs. Salomon (Chairman), Bacow and Twardock. None of the members of the Compensation Committee are employees of Boston Properties and each of them is an independent director for purposes of the requirements of the NYSE rules. The philosophy of our executive compensation program is to:

•	Attract, retain and reward executives who have the motivation, experience, and skills necessary to lead Boston Properties effectively and continue our short-term and long-term profitability, growth and return to stockholders.

•	Create a link between the performance of our stock and executive compensation.

•	Base executive compensation levels on the overall financial and operational performance of Boston Properties, the regional contribution to the overall financial and operational performance and the individual contribution of the executive officer to the success of Boston Properties’ financial performance.

•	Position executive compensation levels to be competitive with other similarly situated public companies including the real estate industry in general and real estate investment trusts, or REITs, in particular, with an emphasis on a peer group consisting of office REITs with a comparable market capitalization and geographic presence. Our overall philosophy is to provide total compensation to our executives at a target level around the 75th percentile for executives in comparable positions in comparable public real estate companies.

Compensation Committee Procedures.    In order to implement the above policy, the Compensation Committee exercises its independent discretion in reviewing and approving the executive compensation plan as a whole, as well as specific compensation levels for each executive officer. Final aggregate compensation determinations for each fiscal year are generally made after the end of the fiscal year, after financial statements for such year become available. At that time, the Compensation Committee determines bonuses, if any, for the past year’s performance, sets base salaries for the following fiscal year, and makes awards of equity-based compensation, if any. Mr. Edward H. Linde makes recommendations to the Compensation Committee with respect to the compensation of all executive officers. In addition to Mr. E. Linde’s recommendation, the Compensation Committee, particularly with respect to the compensation of Mr. Mortimer B. Zuckerman, Mr. E. Linde and Mr. Douglas T. Linde, bases its decisions on the most recent publicly available compensation data for executive chairmen, chief executive officers, chief financial officers and other senior executives of comparable REITs, as well as various compensation studies and surveys, to ensure that compensation packages are in line with our peer group and the real estate industry in general. In particular, the Compensation Committee reviews the compensation (including total compensation, as well as the individual components of base salary, annual incentive and long-term incentives) awarded to senior executives by a comparative peer group consisting of office REITs with a comparable market capitalization and geographic presence to Boston Properties. While benchmarks and comparative market data are valuable tools to assist the Compensation Committee in setting reasonable and fair compensation for our Chairman, Chief Executive Officer, Chief Financial Officer and other executives, the stated philosophy of our executive compensation program is to recognize individual contributions to the performance of Boston Properties and to create a link between the performance of our stock and executive compensation.

The elements of our executive compensation package are primarily comprised of the following, with all three elements working together to satisfy the ultimate goal of enhancing stockholder value:

1. Base Salary.    Base salaries are set for executive officers on the basis of assigned responsibilities and on an evaluation of appropriate compensation levels for such responsibilities based upon publicly available executive compensation surveys of peer groups and the real estate industry in general.

Individual base salaries are reviewed annually. The granting of salary increases within the established applicable salary range for each executive officer and the point within such range at which his salary will fall is based upon factors which include the overall financial performance of Boston Properties, the regional contribution to the overall financial performance of Boston Properties, if applicable, to such executive officer, and individual performance. Assessment of individual performance is based on previously established goals for each executive officer comprised of both subjective and objective elements. With respect to base salaries, the Compensation Committee generally intends to target base salary levels to be at approximately the 75th percentile for executives in comparable positions in comparable public real estate companies. Based on the Compensation Committee’s philosophy and the factors as stated above, the Compensation Committee approved 2004 base salaries for the named executive officers as follows: Mr. Zuckerman, $600,000; Mr. E. Linde, $600,000; Mr. Robert E. Burke, $405,000, Mr. Raymond A. Ritchey, $440,000; and Mr. D. Linde, $440,000.

2. Cash Bonuses.    Boston Properties intends to provide annual performance awards to our executive officers in the form of cash bonuses based on favorable performance by both Boston Properties and the individual executive. The Compensation Committee intends that annual growth in funds from operations, or FFO, as measured against targets established at the beginning of each year and against the relative performance of Boston Properties in comparison to its peer group of companies, will be the principal overall performance measure that is used to determine the maximum bonus to which each executive officer will be entitled and the achievement of individual performance will be used to determine whether each executive officer will receive the maximum bonus or some lesser amount. Where appropriate for an executive officer, the Compensation Committee will factor in regional contribution to the overall performance of Boston Properties in determining the cash bonus for such executive officer. In determining cash bonuses for 2003, the Compensation Committee noted that fiscal year 2003 was a year of significant achievements, including the following:

•	strong operating results, including FFO, relative to our peers;

•	total shareholder return of 33.9%;

•	continued growth through $298 million in new acquisitions, $582 million in developments in progress and $139 million in developments placed in service; and

•	the successful placement of $725 million in unsecured senior notes of the Operating Partnership.

The Compensation Committee intends that aggregate cash compensation (base salary plus bonus) will be at approximately the 75th percentile of cash compensation paid to executives in comparable positions in comparable public real estate companies in the event that target performance is achieved. Reflecting the actual performance of Boston Properties as described above and the individual performance of each named executive officer, the Compensation Committee awarded cash bonuses to the named executive officers for the year ended December 31, 2003 as follows: Mr. Zuckerman, $1,000,000; Mr. E. Linde, $1,000,000; Mr. Burke, $395,000; Mr. Ritchey, $475,000; and Mr. D. Linde, $475,000.

3. Equity-Based Incentive Compensation.    While recognizing that cash bonus awards provide rewards for positive short-term performance, the Compensation Committee believes that awards of equity interests provide long-term incentive compensation to executive officers that is aligned directly with the achievement of enhanced value for stockholders. Historically, the Compensation Committee has granted stock options and restricted stock annually on the basis of Boston Properties’ performance and regional and individual contributions to its success. Long before the accounting treatment of stock options and corporate governance considerations led many companies to reevaluate their use of stock options, publicly traded REITs questioned stock options as an attractive form of equity-based incentive compensation for this sector because of the relatively low volatility and high dividend yield associated with REIT stocks. Accordingly, beginning in 1999 the Compensation Committee began awarding a mix of restricted stock and stock options, and in 2003 made the decision to discontinue the use of stock options and move entirely to restricted stock and LTIP units, as more fully described below. Based on the Compensation Committee’s review of Boston Properties’ overall performance, regional performance and individual performance for 2003, on January 30, 2004, the Compensation Committee granted restricted stock awards to Messrs. Burke, Ritchey and D. Linde of 5,996, 15,990 and 15,990 shares, respectively. In lieu of restricted stock, these officers were given the option to elect an equivalent number of LTIP units, as more fully described below, and each officer elected LTIP units. The equity-based compensation of Messrs. Zuckerman and E. Linde is discussed separately in this report. The restricted stock/LTIP units will vest over five years, with no shares/LTIP units vesting in the first two years following the date of grant, 25% vesting on February 1 in the third year following the date of grant, 35% vesting on February 1 in the fourth year following the date of grant, and 40% vesting on February 1 in the fifth year following the date of grant. No stock options were granted for 2003. The Compensation Committee continues to believe that awards of restricted stock/LTIP units can deliver more value to our executives than options, are a better tool to reward performance due to the clearer value associated with a given award, can serve as a retention tool when combined with a back-loaded five-year vesting schedule, and in general serves the interests of our stockholders better than options. We account for restricted stock/LTIP unit awards ratably over the vesting period by recording compensation expense in an amount equal to the value of the restricted stock/LTIP units measured as of the time of grant.

During 2002 the Compensation Committee began evaluating a new program designed to offer executives the same long-term incentive as restricted stock, while allowing them to enjoy more favorable income tax treatment. This program was ultimately approved by the Board on March 4, 2003 as the Boston Properties Long Term Incentive Plan or LTIP. The LTIP uses a new class of partnership interests in the Operating Partnership, called long term incentive units or LTIP units. Grants of LTIP units constitute “Other Stock-Based Awards” coupled with “Dividend Equivalent Rights” under the 1997 Stock Plan. Each LTIP unit awarded is deemed equivalent to an award of one share of common stock reserved under the 1997 Stock Plan, reducing availability for other equity awards on a one-for-one basis. Beginning with equity-based compensation awards for 2003 performance (which were made in early 2004), all officers, employees and non-employee directors of Boston Properties eligible to receive awards under the 1997 Stock Plan are also eligible to participate in the LTIP. The general terms of the 1997 Stock Plan apply to LTIP units in the same manner as they apply to restricted stock.

LTIP units, whether vested or not, will receive the same quarterly per unit distributions as common units of the Operating Partnership, which equal per share dividends on our common stock. This treatment with respect to quarterly distributions is similar to the current treatment of restricted stock, the holders of which receive full dividends whether the shares are vested or not. Initially, LTIP units will not have full parity with common units with respect to liquidating distributions. Upon the occurrence of specified events, LTIP units will over time achieve full parity with common units of the Operating Partnership for all purposes, and therefore accrete to an economic value for executives equivalent to our common stock on a one-for-one basis. If such parity is reached, vested LTIP units may be converted into an equal number of common units at any time, and thereafter enjoy all the rights of common units. However, there are circumstances under which such parity would not be reached. Until and unless such parity is reached, the value that an executive will realize for a given number of vested LTIP units will be less than the value of an equal number of shares of our common stock.

The LTIP was established under the 1997 Stock Plan as an alternative to our restricted stock program. Its establishment required neither an amendment to the plan nor an increase in the number of shares of common stock reserved under the plan. One key disadvantage of restricted stock is that executives are generally taxed on the full market value of a grant at the time of vesting, even if they choose to hold the stock. As a result executives often need to sell a portion of their vested shares every year to pay taxes on their restricted stock awards from prior years. This tax treatment therefore may limit an executive’s ability to increase his or her ownership in Boston Properties over the long term. Conversely, under the LTIP an executive would generally be taxed only when he or she chooses to liquidate his or her LTIP units, rather than at the time of vesting. Therefore, an executive who wishes to hold his or her equity awards for the long term could do so more efficiently under the LTIP and ultimately realize a greater after-tax return when he or she chooses to sell. The Compensation Committee conditioned its approval of the LTIP upon receipt of a ruling from the Internal Revenue Service with respect to the federal income tax treatment of the LTIP. Boston Properties’ request for a private letter ruling was approved by the IRS on February 21, 2003.

The Compensation Committee believes that the LTIP (1) serves the objectives of Boston Properties by increasing the after-tax value of a given award of equity interests, and therefore enhance our equity-based compensation package for executives as a whole, (2) advances the separate goal of promoting long-term equity ownership in Boston Properties by executives (see “Mandatory Minimum Equity Ownership Policy for Senior Executives” below), (3) has no adverse impact on dilution as compared to using restricted stock, (4) does not increase the economic cost to Boston Properties of equity-based compensation awards as compared to using restricted stock awards, (5) further aligns the interests of executives with the interests of stockholders, and (6) is accounted for consistently with awards of restricted stock to reflect the full compensation costs incurred by Boston Properties. As part of its analysis, the Compensation Committee considered the small impact on our stockholders as a group of the loss at the corporate level of the tax deduction for compensation expense paid resulting from the award of LTIP units instead of restricted stock. Based on these considerations, beginning in January 2004 we began to offer eligible officers and employees, as well as non-employee directors, the ability to elect between restricted stock and LTIP units on a one-for-one basis for their equity-based incentive compensation. Previously, we had planned to make this election available to a group of senior executives with respect to their 2003 grants of restricted stock in the form of a one-time offer to tender back to us their 2003 unvested shares in exchange for a grant of an equal number of LTIP units. We subsequently determined to only offer this election on a prospective basis.

Mandatory Minimum Equity Ownership Policy for Senior Executives.    The Compensation Committee has always believed that it is important to align the interests of those in senior management positions with those of our stockholders, and this belief has been reinforced by the events of the past few years across corporate America. As one concrete step to ensure such alignment, on January 16, 2003, the Compensation Committee adopted a mandatory stock ownership requirement for senior management. Under this policy, all executive vice presidents must achieve minimum equity ownership equal to three times their annual base salary and all senior vice presidents must achieve minimum equity ownership equal two times their annual base salary, and then maintain such ownership during their continuing employment. Current senior executives have until January 1, 2008 to achieve this ownership requirement, while those who may be hired or promoted to senior management positions in the future will have a five year period beginning on January 1 of the year following their appointment. Exceptions may be made for significant extenuating personal circumstances. The types of securities that will be counted toward the equity ownership requirement include shares of our common stock, restricted stock, units of limited partnership interest of our Operating Partnership and LTIP units, in each case both vested and unvested, and shares acquired and held through our stock purchase and dividend reinvestment plans. Stock options will not be counted. The Compensation Committee believes that this stock ownership requirement will send a powerful message to our stockholders and the investment community that our senior management is personally committed to the financial success of Boston Properties.

Compensation of the Chairman of the Board and the President and Chief Executive Officer.    Based on the benchmarks and comparative market data discussed earlier in this report and Boston Properties’ financial performance in 2003, the Compensation Committee approved a base salary for 2004 of $600,000 for each of Mr. Zuckerman and Mr. E. Linde. This is the same base salary paid to Mr. Zuckerman and Mr. E. Linde for 2003 and an increase from their 2002 and 2001 base salary of $500,000. Mr. Zuckerman and Mr. E. Linde each received cash bonuses for the fiscal year ended December 31, 2003 in the amount of $1,000,000. They each received cash bonuses of $1,000,000 for the fiscal year ended December 31, 2002 and did not receive cash bonuses for the fiscal year ended December 31, 2001.

The Compensation Committee believes it is important to provide long-term incentive compensation that is aligned directly with the achievement of enhanced value for stockholders. Accordingly, to reward Messrs. Zuckerman and E. Linde for their contribution to the performance of Boston Properties, and as incentive to continue their efforts in the future, each of Mr. Zuckerman and Mr. E. Linde were awarded 29,980 shares of restricted stock or LTIP units, at their choice. Each of Mr. Zuckerman and Mr. E. Linde elected LTIP units. The LTIP units will vest over five years, with no LTIP units vesting in the first two years following the date of grant, 25% vesting on February 1, 2007, 35% vesting on February 1, 2008, and 40% vesting on February 1, 2009.

Tax Deductibility of Compensation.    Section 162(m) of the Code limits the deductibility on Boston Properties’ tax return of compensation over $1 million to any of the named executive officers unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by our stockholders. The Compensation Committee’s policy with respect to Section 162(m) is to make every reasonable effort to ensure that compensation is deductible to the extent permitted while simultaneously providing our executives with appropriate rewards for their performance. In the appropriate circumstances, however, the Compensation Committee is prepared to exceed the limit on deductibility under Section 162(m) to the extent necessary to ensure executive officers are compensated in a manner consistent with Boston Properties’ best interests and those of our stockholders.

Submitted by the Compensation Committee:

Richard E. Salomon, Chairman

Lawrence S. Bacow

David A. Twardock

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Boston Properties established a Compensation Committee consisting of Messrs. Salomon, Bacow and Twardock. None of them has served as an officer or employee of Boston Properties. None of these persons had any relationships with Boston Properties requiring disclosure under applicable rules and regulations of the SEC.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the executive officers and directors of Boston Properties, and persons who own more than ten percent of a registered class of Boston Properties’ equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish Boston Properties with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2003, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent beneficial owners were satisfied, except that, due to an adminstrative error on the part of Boston Properties, Mr. A. Landis, a director, and Mr. M. Landis, a Senior Vice President, each failed to timely file one report to reflect a conversion of Series One preferred units into common units. These transactions were subsequently reported.

AUDIT COMMITTEE REPORT

The undersigned members of the Audit Committee of the Board of Directors of Boston Properties submit this report in connection with the committee’s review of the financial reports for the fiscal year ended December 31, 2003 as follows:

1.	The Audit Committee has reviewed and discussed with management the audited financial statements for Boston Properties, Inc. for the fiscal year ended December 31, 2003.

2.	The Audit Committee has discussed with representatives of PricewaterhouseCoopers LLP the matters required to be discussed with them under the provisions of Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards), as modified or supplemented.

3.	The Audit Committee has received the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as modified or supplemented, and has discussed with PricewaterhouseCoopers LLP the auditors’ independence from our Company and management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for filing with the SEC.

The Audit Committee operates pursuant to a charter that was approved by our Board of Directors on January 15, 2004. A copy of the Audit Committee Charter is included as Appendix A to this Proxy Statement.

Submitted by the Audit Committee:

Alan J. Patricof, Chairman

Lawrence S. Bacow

William M. Daley

INFORMATION ABOUT OUR INDEPENDENT ACCOUNTANTS

PricewaterhouseCoopers LLP served as our independent accountants for the fiscal year ended December 31, 2003. Consistent with the Sarbanes-Oxley Act of 2002 and the NYSE rules, our Audit Committee has the sole authority to appoint, retain, terminate and determine the compensation of our independent accountants. Pursuant to this authority, PricewaterhouseCoopers LLP has been appointed by the Audit Committee to serve as our independent accountants for the fiscal year ended December 31, 2004. Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and will be able to respond to appropriate questions. Aggregate fees for professional services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2003 and 2002 were as follows:

	2003	2002
Audit Fees
Recurring audit(1)	$334,000	$261,500
Quarterly reviews(1)	87,750	43,500
Comfort letters, consents, Rule 3-14 audits and assistance with documents filed with the SEC	193,030	272,081

Subtotal	614,780	577,081
Audit-Related Fees
Audits required by lenders, joint venture agreements, tenants and employee benefit plan requirements	306,000	295,305
Accounting assistance for new accounting standards and potential transactions	168,385	104,675

Subtotal	474,385	399,980
Tax Fees
Recurring tax compliance	203,038	83,525
Tax planning and research	118,945	185,945
REIT and other compliance matters	76,475	85,795
Tax assistance for potential transactions	66,140	67,120
Sales and use tax examinations	12,920	28,280

Subtotal	477,518	450,665
All Other Fees(2)	23,420	23,802

Total	$1,590,103	$1,451,528

(1)	Included in the 2003 recurring audit and quarterly review fees are $34,000 and $22,500, respectively, relating to audit and quarterly reviews of the Operating Partnership, which became a public registrant during 2003.
(2)	Included in “All Other Fees” are services performed relating to a real property tax appeal (which were performed prior to May 6, 2003) and litigation support services (which were performed in 2002). In accordance with the Sarbanes-Oxley Act of 2002, beginning on May 6, 2003, PricewaterhouseCoopers may no longer be retained to perform these types of services.

Auditor Fees Policy.    In 2003, the Audit Committee approved a policy concerning the pre-approval of audit and non-audit services to be provided by PricewaterhouseCoopers LLP, our independent accountants. The policy requires that all services provided by PricewaterhouseCoopers LLP to us, including audit services, audit-related services, tax services and other services, must be pre-approved by the Audit Committee. In some cases, pre-approval is provided by the full Audit Committee for up to a year, and relates to a particular category or group of services and is subject to a particular budget. In other cases, specific pre-approval is required. The Audit Committee has delegated authority to the Chairman of the Committee to pre-approve additional services, and any such pre-approvals must then be communicated to the full Audit Committee.

The Audit Committee approved all audit and non-audit services provided to us by PricewaterhouseCoopers LLP during the 2003 fiscal year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On June 30, 1998, we acquired from entities controlled by Mr. Alan B. Landis a portfolio of properties known as the Carnegie Center Portfolio and Tower Center One and related operations and development rights (collectively, the “Carnegie Center Portfolio”) and Mr. Landis became a director of Boston Properties. In connection with the acquisition of the Carnegie Center Portfolio, the Operating Partnership entered into a development agreement with affiliates of Mr. Landis providing for up to approximately 2,000,000 square feet of development in or adjacent to the Carnegie Center office complex. One affiliate of Mr. Landis is entitled to a purchase price for each parcel developed under the development agreement calculated on the basis of $20 per rentable square foot of property developed. Another affiliate of Mr. Landis could earn a contingent payment for each developed property that achieves a stabilized return in excess of a target annual return ranging between 10.5% and 11%. The development agreement also provides that upon negotiated terms and conditions, we and Mr. Landis would form a development company to provide development services for these development projects and would share the expenses and profits, if any, of this new company.

Boston Properties paid Applied Printing Technologies, a printing company affiliated with Mr. Mortimer B. Zuckerman, approximately $79,000, $76,000 and $73,000 during the years ended December 31, 2003, 2002 and 2001, respectively, for printing services principally relating to the printing of our annual report to shareholders. The selection of Applied Printing Technologies as the printer for our annual report to shareholders was made through a bidding process open to multiple printing companies.

A firm controlled by Mr. Raymond A. Ritchey’s brother was paid aggregate leasing commissions of approximately $894,000, $591,000 and $571,000, for the years ended December 31, 2003, 2002 and 2001, respectively, in connection with leases signed at the Discovery Square and Two Freedom Square properties. These properties were previously owned by joint ventures in which Boston Properties had a 50% interest. We acquired the remaining interests during 2003. Mr. Ritchey is an Executive Vice President of Boston Properties. The terms of the related agreement are at least as favorable to us as arrangements with other brokers in comparable markets.

Mr. Martin Turchin, a member of our Board of Directors is a non-executive/non-director Vice Chairman of CB Richard Ellis (“CBRE”). Through an arrangement with CBRE and its predecessor, Insignia/ESG, Inc. that has been in place since 1985, Turchin & Associates, an entity owned by Mr. Turchin (95%) and his son (5%), participates in brokerage activities for which CBRE is retained as leasing agent, some of which involve leases for space within buildings owned by Boston Properties. Additionally, Mr. Turchin’s son is employed by CBRE and works on transactions for which CBRE earns commission income from Boston Properties. Mr. Turchin’s son’s compensation from CBRE is in the form of salary and bonus, neither of which is directly tied to CBRE’s transactions with Boston Properties. For the years ended December 31, 2003, 2002 and 2001, Mr. Turchin, through Turchin & Associates, received commission income of approximately $169,000, $116,000 and $943,000, respectively, from commissions earned by CBRE and its predecessor, Insignia/ESG, Inc., from Boston Properties. Pursuant to its arrangement with CBRE, Turchin & Associates has confirmed to Boston Properties that it is paid on the same basis with respect to properties owned by Boston Properties as it is with respect to properties owned by other clients of CBRE. Mr. Turchin does not participate in any discussions or other activities relating to our contractual arrangements with CBRE either in his capacity as a member of our Board of Directors or as a Vice Chairman of CBRE.

Mr. David A. Twardock, a member of our Board of Directors, is the President and Chief Executive Officer of Prudential Mortgage Capital Company, LLC, an affiliate of Prudential Financial, Inc. (collectively, “Prudential”). Prudential is one of our lenders and we have obtained financing from them on customary terms and conditions comparable with transactions involving other lenders. The total principal amount of loans from Prudential represented less than 1.3% of our total assets and less than 2.2% of our total debt as of December 31, 2003. Prudential is also a tenant at various buildings that we own, but such leases in the aggregate represent less than one percent (approximately 0.31%) of our total in-service rentable square feet of office space. The leases are on customary conditions and terms comparable with transactions involving other lessees.

In April 2003, an entity controlled by Mr. Zuckerman acquired from a third party an office building located at 2400 N Street, N.W. in Washington, D.C., in which a company affiliated with Mr. Zuckerman leases 100% of the building. Boston Properties has managed this property under a third-party management contract for many years. Boston Properties entered into a management agreement with an entity controlled by Mr. Zuckerman to continue to manage this property on terms comparable with other third-party property management agreements that we currently have in place. Under the management agreement, we have also agreed to provide consulting services and assistance in connection with a possible sale of this property in exchange for a fee of $100,000 payable upon the closing of the sale of the property. The disinterested members of our Board of Directors approved Mr. Zuckerman’s acquisition of this building, as well as the management agreement between Boston Properties and Mr. Zuckerman’s affiliate. Boston Properties received $791,792 for reimbursements of building operating costs and management fees under the management contract in 2003.

Boston Properties had a lease with Daily News LP (an entity controlled by Mr. Zuckerman) for office space located at Sumner Square. Boston Properties and Daily News LP agreed to terminate the lease as of September 30, 2003 subject to another unrelated tenant within the building executing an amendment to its existing lease pursuant to which it would agree to lease the office space through December 31, 2005. Daily News LP paid Boston Properties $49,214 in lease termination fees. The disinterested directors of our Board of Directors approved the lease termination. Daily News LP paid Boston Properties an aggregate of $131,183 in 2003 for rent, related services and the termination fee.

In the six-month period ending March 25, 2003, we completed six sales of assets using Internal Revenue Code Section 1031’s Like Kind Exchange (LKE) technique. The acquisition of 399 Park Avenue on September 25, 2002 for cash consideration of $1.06 billion presented Boston Properties with a unique opportunity; it allowed us to use it as a replacement property for asset sales aggregating up to $1.06 billion and to potentially sell assets which were encumbered by “no sale” clauses or other types of contractual tax protection or former owners of specific assets. In September 2002, we publicly announced that we intended to strategically sell several assets and to use the net sale proceeds to retire the interim financing on 399 Park Avenue so as not to increase our balance sheet leverage on a pro forma basis. 399 Park Avenue was “purchased” pursuant to a Section 1031 LKE to facilitate the execution of this strategy. A number of potential sale properties were identified. Within the six-month statutory period, we sold six assets totaling approximately $895 million: 875 Third Avenue (New York), One and Two Independence Square (D.C.), 2391 West Winston Avenue (California), a land parcel at New Dominion Technology Park (Virginia), Candler Building (Maryland), and 2300 N Street (D.C.). There were no federal or state income tax consequences from these sales because of our reliance on the LKE structure, which allowed us to maximize the amount of net proceeds we could use to reduce debt. Persons who had formerly owned interests in the sale properties before their original acquisition by the Operating Partnership, including Mortimer B. Zuckerman, Edward H. Linde, Raymond A. Ritchey, Robert E. Burke and other owners of partnership units of the Operating Partnership, also deferred recognition of taxable gain as a result of our use of the LKE structure. In the case of 875 Third Avenue, One and Two Independence Square and 2300 N Street we could not have sold the assets other than through an LKE because each property was encumbered by a “no sale” clause as part of its original acquisition by the Operating Partnership, and taxable sales would have triggered contract damages or required third party consents. 2391 West Winton Avenue did not have any restrictions on sale; however, if we had sold it in a taxable sale, there would have been adverse tax consequences to both Boston Properties and Mr. Zuckerman as the former owner. The independent members of our Board of Directors determined that it was in the best interests of Boston Properties to effect the sale as an LKE. The Candler Building was sold using the LKE structure to avoid adverse federal tax consequences to Boston Properties emanating from the way we acquired this asset and no third parties benefited from the LKE structure. The benefits of an LKE for the sale of the Virginia property also inured to us only. As discussed above, some of our executive officers are among the prior owners of the disposed assets who derived an indirect benefit from our use of the LKE structure. If all of the assets we have sold since September 25, 2002 had been sold in taxable transactions, approximately 35% of the aggregate taxable gains recognized would have been allocated to those executive officers. No third parties, including executives, received any portion of the net proceeds from these sales.

OTHER MATTERS

Expenses of Solicitation

The cost of solicitation of proxies will be borne by Boston Properties. In an effort to have as large a representation at the annual meeting as possible, special solicitation of proxies may, in certain instances, be made personally or by telephone, telegraph or mail by one or more employees of Boston Properties. We also may reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of shares of our common stock. In addition, MacKenzie Partners, Inc., a proxy solicitation firm, has been engaged by Boston Properties to act as proxy solicitor and will receive fees of $7,500 plus reimbursement of out-of-pocket expenses.

Stockholder Proposals for Annual Meetings

Any stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in Boston Properties’ proxy statement and form of proxy for its 2005 annual meeting must be received by Boston Properties on or before December 1, 2004 in order to be considered for inclusion in its proxy statement and form of proxy. Such proposals must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposal should be mailed to: Boston Properties, Inc., 111 Huntington Avenue, Suite 300, Boston, Massachusetts 02199-7610, Attn.: Secretary.

Stockholder proposals to be presented at Boston Properties’ 2005 annual meeting, other than stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in Boston Properties’ proxy statement and form of proxy for its 2005 annual meeting, must be received in writing at our principal executive office not earlier than January 5, 2005, nor later than February 21, 2005, unless our 2005 annual meeting of stockholders is scheduled to take place before April 5, 2005 or after July 4, 2005. Our by-laws state that the stockholder must provide timely written notice of such nomination or proposal and supporting documentation as well as be present at such meeting, either in person or by a representative. A stockholder’s notice shall be timely received by Boston Properties at its principal executive office not less than seventy-five (75) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting (the “Anniversary Date”); provided, however, that in the event the annual meeting is scheduled to be held on a date more than thirty (30) days before the Anniversary Date or more than sixty (60) days after the Anniversary Date, a stockholder’s notice shall be timely if received by Boston Properties at its principal executive office not later than the close of business on the later of (1) the seventy-fifth (75th) day prior to the scheduled date of such annual meeting or (2) the fifteenth (15th) day following the day on which public announcement of the date of such annual meeting is first made by Boston Properties. Proxies solicited by our Board of Directors will confer discretionary voting authority with respect to these proposals, subject to SEC rules and regulations governing the exercise of this authority. Any such proposals shall be mailed to: Boston Properties, Inc., 111 Huntington Avenue, Suite 300, Boston, Massachusetts 02199-7610, Attn: Secretary.

APPENDIX A

Boston Properties, Inc.

Audit Committee Charter

I.	General Statement of Purpose

The purposes of the Audit Committee of the Board of Directors (the “Audit Committee”) of Boston Properties, Inc. (the “Company”) are to:

•	assist the Board of Directors (the “Board”) in its oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the qualifications, independence and performance of the Company’s independent auditors, and (4) the performance of the Company’s internal audit function; and

•	prepare the Audit Committee Report required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement.

II.	Composition

The Audit Committee shall consist of at least three (3) members of the Board, each of whom shall satisfy the independence requirements established by the New York Stock Exchange Listed Company Manual for listing on the exchange. Each member of the Audit Committee shall be financially literate (or shall become financially literate within a reasonable period of time after his or her appointment to the Audit Committee), as such qualification is interpreted by the Board in its business judgment. One or more members of the Audit Committee may qualify as an “audit committee financial expert” under the rules promulgated by the SEC. At least one member of the Audit Committee shall have sufficient accounting or related financial management expertise, as such qualification is interpreted by the Board in its business judgment.

The Nominating and Corporate Governance Committee shall recommend to the Board nominees for appointment to the Audit Committee annually and as vacancies or newly created positions occur. The members of the Audit Committee shall be appointed annually by the Board and may be replaced or removed by the Board with or without cause. Resignation or removal of a Director from the Board, for whatever reason, shall automatically and without any further action constitute resignation or removal, as applicable, from the Audit Committee. Any vacancy on the Audit Committee, occurring for whatever reason, may be filled only by the Board. The Board shall designate one member of the Audit Committee to be Chairman of the committee.

No member of the Audit Committee may simultaneously serve on the audit committee of more than three (3) issuers having securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), unless the Board determines that such simultaneous service would not impair the ability of such member to effectively serve on the Audit Committee.

III.	Compensation

A member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the Board or any other committee established by the Board, receive directly or indirectly any consulting, advisory or other compensatory fee from the Company.

IV.	Meetings

The Audit Committee shall meet as often as it determines is appropriate to carry out its responsibilities under this charter, but not less frequently than quarterly. Such meetings shall be in person or by conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. A majority of the members of the Audit Committee shall constitute a quorum for purposes of holding a meeting and the Audit Committee may act by a vote of a majority of the members present at such meeting. In lieu of a meeting, the Audit Committee may act by unanimous written consent. The Chairman of the Audit Committee, in consultation with the other committee members and management, may determine the frequency and length of the committee meetings and may set meeting agendas consistent with this Charter.

Periodically, the Audit Committee shall also meet separately with management, with internal auditors (or other personnel responsible for the internal audit function) and with the independent auditors.

V.	Responsibilities and Authority

A.	Review of Charter

•	The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend to the Board any amendments or modifications to the Charter that the Audit Committee deems appropriate.

B.	Annual Performance Evaluation of the Audit Committee

•	At least annually, the Audit Committee shall evaluate its own performance and report the results of such evaluation to the Board.

C.	Matters Relating to Selection, Performance and Independence of Independent Auditor

•	The Audit Committee shall be directly responsible for the appointment, retention and termination, and for determining the compensation, of the Company’s independent auditor engaged for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company. The Audit Committee may consult with management in fulfilling these duties, but may not delegate these responsibilities to management.

•	The Audit Committee shall be directly responsible for oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) engaged for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company.

•	The Audit Committee shall instruct the independent auditor that the independent auditor shall report directly to the Audit Committee.

•	The Audit Committee shall pre-approve all auditing services and the terms thereof (which may include providing comfort letters in connection with securities underwritings) and non-audit services (other than non-audit services prohibited under Section 10A(g) of the Exchange Act or the applicable rules of the SEC or the Public Company Accounting Oversight Board) to be provided to the Company by the independent auditor; provided, however, the pre-approval requirement is waived with respect to the provision of non-audit services for the Company if the “de minimus” provisions of Section 10A(i)(1)(B) of the Exchange Act are satisfied. This authority to pre-approve non-audit services may be delegated to one or more members of the Audit Committee, who shall present all decisions to pre-approve an activity to the full Audit Committee at its first meeting following such decision.

•	The Audit Committee shall review and approve the scope and staffing of the independent auditor’s annual audit plan(s).

•

The Audit Committee shall request that the independent auditor provide the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1, as modified or supplemented, require that the independent auditor submit to the Audit Committee on a periodic basis a formal written statement delineating all relationships between the independent auditor and the Company, discuss with the independent auditor any disclosed relationships or services that may impact the objectivity and independence of the independent auditor, and based on such disclosures, statement and discussion take or recommend that the Board take appropriate action in response to the independent auditor’s report to satisfy itself of the independent auditor’s independence.

•	The Audit Committee shall evaluate the independent auditor’s qualifications, performance and independence, and shall present its conclusions with respect to the independent auditor to the full Board. As part of such evaluation, at least annually, the Audit Committee shall:

•	obtain and review a report or reports from the independent auditor describing (1) the auditor’s internal quality-control procedures, (2) any material issues raised by the most recent internal quality-control review or peer review of the auditors or by any inquiry or investigation by government or professional authorities, within the preceding five years, regarding one or more independent audits carried out by the auditors, and any steps taken to address any such issues, and (3) in order to assess the auditor’s independence, all relationships between the independent auditor and the Company;

•	review and evaluate the performance of the independent auditor and the lead partner; and

•	assure the regular rotation of the audit partners (including, without limitation, the lead and concurring partners) as required under the Exchange Act and Regulation S-X.

In this regard, the Audit Committee shall also (1) seek the opinion of management and the internal auditors of the independent auditor’s performance and (2) consider whether, in order to assure continuing auditor independence, there should be regular rotation of the audit firm.

•	The Audit Committee shall set clear policies with respect to the potential hiring of current or former employees of the independent auditor.

D.	Audited Financial Statements and Annual Audit

•	The Audit Committee shall review the overall audit plan (both internal and external) with the independent auditor and the members of management who are responsible for preparing the Company’s financial statements, including the Company’s Chief Financial Officer and/or principal accounting officer or principal financial officer (the Chief Financial Officer and such other officer or officers are referred to herein collectively as the “Senior Accounting Executive”).

•	The Audit Committee shall review and discuss with management (including the Company’s Senior Accounting Executive) and with the independent auditor the Company’s annual audited financial statements, including (a) all critical accounting policies and practices used or to be used by the Company, (b) the Company’s disclosures under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations,” prior to the filing of the Company’s Annual Report on Form 10-K, and
(c) any significant financial reporting issues that have arisen in connection with the preparation of such audited financial statements.

•	The Audit Committee shall review:

(i)

any analyses prepared by management, the internal auditors and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements. The Audit Committee may consider the ramifications of the use of such alternative disclosures and treatments on the financial statements, and the treatment preferred by the independent auditor. The Audit Committee may also consider other material written communications between the registered public accounting firm and management, such as any management letter or schedule of unadjusted differences;

(ii)	major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies;

(iii)	major issues regarding accounting principles and procedures and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles; and

(iv)	the effects of regulatory and accounting initiatives, as well as off-balance sheet transactions and structures, on the financial statements of the Company.

•	The Audit Committee shall review and discuss with the independent auditor (outside of the presence of management) how the independent auditor plans to handle its responsibilities under the Private Securities Litigation Reform Act of 1995, and request assurance from the auditor that Section 10A of the Private Securities Litigation Reform Act of 1995 has not been implicated.

•	The Audit Committee shall review and discuss with the independent auditor any audit problems or difficulties and management’s response thereto. This review shall include (1) any difficulties encountered by the auditor in the course of performing its audit work, including any restrictions on the scope of its activities or its access to information, (2) any significant disagreements with management and (3) a discussion of the responsibilities, budget and staffing of the Company’s internal audit function. This review may also include:

(i)	any accounting adjustments that were noted or proposed by the auditors but were “passed” (as immaterial or otherwise);

(ii)	any communications between the audit team and the audit firm’s national office regarding auditing or accounting issues presented by the engagement; and

(iii)	any management or internal control letter issued, or proposed to be issued, by the auditors.

•	The Audit Committee shall discuss with the independent auditors those matters brought to the attention of the Audit Committee by the auditors pursuant to Statement on Auditing Standards No. 61, as amended (“SAS 61”).

•	The Audit Committee shall also review and discuss with the independent auditors the report required to be delivered by such auditors pursuant to Section 10A(k) of the Exchange Act.

•	If brought to the attention of the Audit Committee, the Audit Committee shall discuss with the CEO and CFO of the Company (1) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act, within the time periods specified in the SEC’s rules and forms, and (2) any fraud involving management or other employees who have a significant role in the Company’s internal control over financial reporting.

•	Based on the Audit Committee’s review and discussions (1) with management of the audited financial statements, (2) with the independent auditor of the matters required to be discussed by SAS 61, and
(3) with the independent auditor concerning the independent auditor’s independence, the Audit Committee shall make a recommendation to the Board as to whether the Company’s audited financial statements should be included in the Company’s Annual Report on Form 10-K for the last fiscal year.

•	The Audit Committee shall prepare the Audit Committee report required by Item 306 of Regulation S-K of the Exchange Act (or any successor provision) to be included in the Company’s annual proxy statement.

E.	Internal Auditors

•	At least annually, the Audit Committee shall evaluate the performance, responsibilities, budget and staffing of the Company’s internal audit function and review the internal audit plan. Such evaluation may include a review of the responsibilities, budget and staffing of the Company’s internal audit function with the independent auditors.

•	In connection with the Audit Committee’s evaluation of the Company’s internal audit function, the Audit Committee may evaluate the performance of the senior officer or officers responsible for the internal audit function.

F.	Unaudited Quarterly Financial Statements

•	The Audit Committee shall discuss with management and the independent auditor, prior to the filing of the Company’s Quarterly Reports on Form 10-Q, (1) the Company’s quarterly financial statements and the Company’s related disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” (2) such issues as may be brought to the Audit Committee’s attention by the independent auditor pursuant to Statement on Auditing Standards No. 100, and (3) any significant financial reporting issues that have arisen in connection with the preparation of such financial statements.

G.	Earnings Press Releases

•	The Audit Committee shall discuss the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, including, in general, the types of information to be disclosed and the types of presentation to be made (paying particular attention to the use of “pro forma” or “adjusted” non-GAAP information).

H.	Risk Assessment and Management

•	The Audit Committee shall discuss the guidelines and policies that govern the process by which the Company’s exposure to risk is assessed and managed by management.

•	In connection with the Audit Committee’s discussion of the Company’s risk assessment and management guidelines, the Audit Committee may discuss or consider the Company’s major financial risk exposures and the steps that the Company’s management has taken to monitor and control such exposures.

I.	Procedures for Addressing Complaints and Concerns

•	The Audit Committee shall establish procedures for (1) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and
(2) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•	The Audit Committee may review and reassess the adequacy of these procedures periodically and adopt any changes to such procedures that the Audit Committee deems necessary or appropriate.

J.	Regular Reports to the Board

•

The Audit Committee shall regularly report to and review with the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the independent auditors, the performance of the internal audit function and any other matters that the Audit Committee deems appropriate or is requested to review for the benefit of the Board.

K.	Legal and Regulatory Compliance

•	The Audit Committee shall discuss with management and the independent auditor the legal and regulatory requirements applicable to the Company and its subsidiaries and the Company’s compliance with such requirements. After these discussions, the Audit Committee may, if it determines it to be appropriate, make recommendations to the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations.

•	The Audit Committee shall discuss with management legal matters (including pending or threatened litigation) that may have a material effect on the Company’s financial statements or its compliance policies and procedures.

•	The Audit Committee shall inquire of management and the independent auditor as to whether, in the preparation or review of the audited financial statements and the quarterly financial statements, management or the independent auditor have any significant concerns regarding the Company’s qualification as a real estate investment trust, or REIT, under the applicable provisions of the federal tax laws.

VI.	Additional Authority

The Audit Committee is authorized, on behalf of the Board, to do any of the following:

A.	Engagement of Advisors

•	The Audit Committee may engage independent counsel and such other advisors it deems necessary to carry out its responsibilities and powers, and, if such counsel or other advisors are engaged, shall determine the compensation or fees payable to such counsel or other advisors.

B.	General

•	The Audit Committee may form and delegate authority to subcommittees consisting of one or more of its members as the Audit Committee deems appropriate to carry out its responsibilities and exercise its powers, except to the extent prohibited under NYSE Section 303A(7).

•	The Audit Committee may perform such other oversight functions outside of its stated purpose as may be requested by the Board from time to time.

•	In performing its oversight function, the Audit Committee shall be entitled to rely upon advice and information that it receives in its discussions and communications with management, the independent auditor and such experts, advisors and professionals as may be consulted with by the Audit Committee.

•	The Audit Committee is authorized to request that any officer or employee of the Company, the Company’s outside legal counsel, the Company’s independent auditor or any other professional retained by the Company to render advice to the Company attend a meeting of the Audit Committee or meet with any members of or advisors to the Audit Committee.

Notwithstanding the responsibilities and powers of the Audit Committee set forth in this Charter, the Audit Committee does not have the responsibility of planning or conducting audits of the Company’s financial statements or determining whether the Company’s financial statements are complete, accurate and in accordance with GAAP. Such responsibilities are the duty of management and, to the extent of the independent auditor’s audit responsibilities, the independent auditor. In addition, it is not the duty of the Audit Committee to conduct investigations or to ensure compliance with laws and regulations or the Company’s policies and procedures.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

PROXY

BOSTON PROPERTIES, INC.

111 Huntington Avenue

Suite 300

Boston, Massachusetts 02199-7610

SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints Douglas T. Linde and Frank D. Burt, and each of them, as proxies for the undersigned, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of Boston Properties, Inc. held of record by the undersigned as of the close of business on March 17, 2004, at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 5, 2004 and any adjournments or postponements thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the Proxy Statement and revokes any proxy heretofore given with respect to the Annual Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR MATTER, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. The undersigned’s vote will be cast in accordance with the proxies’ discretion on such other business as may properly come before the meeting or at any adjournments or postponements thereof.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

BOSTON PROPERTIES, INC.

C/O EQUISERVE TRUST COMPANY N.A.

P.O. BOX 8694

EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote-by-Internet	OR	Vote-by-Telephone
Log on to the Internet and go to http://www.eproxyvote.com/bxp		Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark votes as in this example.	1653

The Board of Directors recommends a vote “FOR” all the nominees.				The Board of Directors recommends a vote “AGAINST” Proposal 2.

					FOR	AGAINST	ABSTAIN
1. To elect four Class I Directors: Nominees: (01) Mortimer B. Zuckerman, (02) Carol B. Einiger, (03) Alan B. Landis and (04) Richard E. Salomon.				2. To consider and act upon a stockholder proposal concerning the annual election of directors, if properly presented at the Annual Meeting.	☐	☐	☐

FOR ALL	☐	☐	WITHHELD FROM ALL	3. In their discretion, the proxies are authorized to vote upon any other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

☐ WITHHELD AS TO THE NOMINEE(S) NOTED ABOVE
				MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT			☐

Please sign exactly as name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer.

Signature:                                      Date:                      Signature:                                      Date: